Exhibit 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MRV COMMUNICATIONS, INC.,
LIGHTHOUSE TRANSITION CORPORATION,
LIGHTHOUSE ACQUISITION CORPORATION,
FIBERXON, INC.,
AND
YORAM SNIR, AS STOCKHOLDERS’ AGENT
Dated as of January 26, 2007

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(continued)

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INDEX OF EXHIBITS

Exhibit A	Fiberxon Support Stockholders
Exhibit B	Support Stockholder Merger Written Consent
Exhibit C	Merger Written Consent
Exhibit D	Form of Affiliates Letter
Exhibit E	Form of Non-Compete Agreement
Exhibit F	Form of Legal Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
Exhibit G	Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
Exhibit H	Form of Legal Opinion of King and Wood

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 26, 2007, by and among MRV Communications, Inc., a Delaware corporation (“MRV”), Fiberxon, Inc., a Delaware corporation (“Fiberxon”), Lighthouse Transition Corporation, a Delaware corporation (“Submerger”), Lighthouse Acquisition Corporation, a Delaware corporation (the “Survivor”),and, as to Article VIII and Article IX only, Yoram Snir, as Stockholders’ Agent. Capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article X hereof.
RECITALS
     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), MRV, Submerger and Fiberxon will enter into a business combination pursuant to which Submerger will be merged into Fiberxon (the “First Merger”) and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into the Survivor (the “Second Merger”). Upon consummation of the Second Merger, Fiberxon will cease to exist and the Survivor will continue as the surviving entity and change its name to Fiberxon, Inc. The First Merger and the Second Merger are sometimes referred to herein together as the “Mergers.”
     B. The Fiberxon Board (i) has determined that the Mergers and the transactions contemplated thereby are fair to, advisable and in the best interests of, Fiberxon and its stockholders, (ii) has unanimously approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Mergers by the Fiberxon Stockholders.
     C. The MRV Board (i) has determined that the Mergers and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of MRV and fair to, advisable and in the best interests of, MRV and its stockholders and (ii) has unanimously approved this Agreement, the Mergers, and the other transactions contemplated by this Agreement.
     D. As a result of the Mergers, among other things, (i) all of the issued and outstanding Fiberxon Capital Stock shall be canceled and converted into the right to receive the consideration as set forth herein and (ii) all outstanding Fiberxon Options shall be assumed by MRV and converted into options to purchase MRV Common Stock.
     E. Promptly after the execution and delivery of this Merger Agreement, Fiberxon shall submit to each of the persons and entities identified in Exhibit A (the “Fiberxon Support Stockholders”) an irrevocable written consent to MRV substantially in the form attached hereto as Exhibit B (the “Support Stockholder Merger Written Consent”), which Support Stockholder Merger Written Consent shall when executed (i) become effective without any action on the part of MRV, Submerger, Fiberxon or the Fiberxon Support Stockholders immediately upon the issuance of the California Permit and (ii) include and constitute the irrevocable approval of the Fiberxon Support Stockholders of (A) the Fiberxon Voting Proposal and (B) the appointment of Yoram Snir as the Stockholders’ Agent.

     F. On January 18, 2007, in connection with a restructuring (the “Restructuring”) Fiberxon, Inc., referred to in this recital as “Old Fiberxon” merged with and into Fiberxon Merger Corporation, with Old Fiberxon being the surviving corporation of such merger. As a result of this merger, each share Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Old Fiberxon was automatically converted into one share of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, of Fiberxon Holding, Inc., referred to in this recital as “New Fiberxon.” Thereafter, (i) Old Fiberxon converted from a Delaware corporation into Delaware limited liability company pursuant to Section 266 of the DGCL and was renamed “Fiberxon, LLC” and (ii) New Fiberxon was renamed “Fiberxon, Inc.” All references in this Agreement to “Fiberxon” shall be deemed to refer to both Old Fiberxon and New Fiberxon, as the context may require.
     G. The First Merger and the Second Merger are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE PLAN OF MERGER
     1.1 The Mergers.
          (a) First Merger. At the Effective Time of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Submerger shall be merged with and into Fiberxon, the separate existence of Submerger shall thereupon cease and Fiberxon shall continue as the surviving entity and as a wholly owned subsidiary of MRV. Fiberxon, as the surviving entity after the First Merger is sometimes referred to herein as the “First Merger Surviving Entity.”
          (b) Second Merger. As soon as possible after the Effective Time of the First Merger, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First Merger Surviving Entity shall be merged with and into Survivor, the separate existence of the First Merger Surviving Entity shall thereupon cease and Survivor shall continue as the surviving entity of the Second Merger (the “Second Merger Surviving Entity”) and shall change its name to “Fiberxon, Inc.” Survivor, as the surviving entity of the Mergers, is sometimes referred to herein as the “Surviving Entity.”
     1.2 The Closing. Upon the terms and subject to the conditions set forth in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place as promptly as practicable (but in no event later than the second Business Day) after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement (other than those that by their terms are to be satisfied or waived at the Closing), or such other date upon which the parties hereto shall mutually agree (the “Closing Date”), at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP at 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, California 90067, or such other date, time and/or location upon which the parties hereto shall mutually agree.
     1.3 Effective Time. Subject to the provisions of this Agreement, (a) the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, and (b) MRV shall cause the Second Merger to be consummated on the same Business Day as the filing of the First Certificate of Merger, by filing a certificate of merger with the Secretary of State of the State of Delaware for the Second Merger (the “Second Certificate of Merger”), in each case, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and making all other filings or recordings required under the DGCL. The First Merger shall become effective at the date and time at which the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree. The Second Merger shall become effective at the date and time at which the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Second Certificate of Merger. The effective time of the First Merger is sometimes referred to herein as the “Effective Time.”
     1.4 General Effects of the Mergers.
          (a) First Merger. From and after the Effective Time of the First Merger, the First Merger shall have all of the effects provided in this Agreement, the First Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the First Merger, all the property, rights, privileges, powers and franchises of Submerger and Fiberxon, respectively, shall vest in the First Merger Surviving Entity, and all debts, liabilities and duties of Submerger and Fiberxon, respectively, shall become the debts, liabilities and duties of the First Merger Surviving Entity.
          (b) Second Merger. From and after the effective time of the Second Merger, the Second Merger shall have all of the effects provided in this Agreement, the Second Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of Fiberxon shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of Fiberxon shall become the debts, liabilities and duties of the Second Merger Surviving Entity, with the Fiberxon Options treated in accordance with Section 5.10.

     1.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation of First Merger Surviving Entity. Subject to the obligations of Section 5.13, as of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of Fiberxon or Submerger, the Certificate of Incorporation of Fiberxon as the First Merger Surviving Entity shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Submerger as in effect immediately prior to the Effective Time of the First Merger, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time of the First Merger, the Certificate of Incorporation of the First Merger Surviving Entity shall provide that the name of the First Merger Surviving Entity is “Fiberxon, Inc.”
          (b) Bylaws of First Merger Surviving Entity. Subject to the obligations of Section 5.13, as of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of Fiberxon or Submerger, the Bylaws of Submerger, as in effect immediately prior to the Effective Time of the First Merger, shall be the Bylaws of the First Merger Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.
          (c) Certificate of Incorporation of Second Merger Surviving Entity. Subject to the obligations of Section 5.13, as of the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the First Merger Surviving Entity or the Survivor, the Certificate of Incorporation of the Second Merger Surviving Entity shall be amended in accordance with the DGCL by amending Article I thereof to change the name of the Second Merger Surviving Entity to “Fiberxon, Inc.”
          (d) Bylaws of the Second Merger Surviving Entity. Subject to the obligations of Section 5.13, the Bylaws of the Survivor, as in effect immediately prior to the effective time of the Second Merger, shall be the Bylaws of the Second Merger Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.
     1.6 Directors and Officers.
          (a) Directors of Surviving Entity. As of the Effective Time, by virtue of the First Merger and without any action on the part of Fiberxon or Submerger, the directors of the First Merger Surviving Entity shall be the individuals designated by MRV. As of the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the First Merger Surviving Entity or Survivor, the directors of the Second Merger Surviving Entity shall be the individuals designated by MRV, until their respective successors are duly elected or appointed and qualified or such individuals earlier resign or are removed.
          (b) Officers of First Merger Surviving Entity. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of Fiberxon or Submerger, the officers of Submerger shall be the officers of the First Merger Surviving Entity, until their respective successors are duly appointed.
     1.7 Effect of First Merger on Fiberxon Capital Stock. Subject to the terms and conditions of this Agreement, as a result of the First Merger, and without any action on the part of MRV, Submerger, Fiberxon or the holder of any shares of Fiberxon Capital Stock or Fiberxon Options, the following shall occur; provided that in the event that the number of shares of MRV Common Stock that would be deemed to be issued by MRV as a result of the following (including as it relates to assumed Fiberxon Options) exceeds the MRV Maximum Shares, the allocation of the Merger Consideration shall be adjusted appropriately:

          (a) Fiberxon Series A Preferred Stock. Each share of Fiberxon Series A Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger (other than any shares to be canceled pursuant to Section 1.7(f) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive:
               (i) a number of shares of MRV Common Stock equal to the sum of (A) the Series A Per Share Stock Consideration plus (B) the Common Per Share Stock Consideration;
               (ii) an amount in cash, without interest, equal to the sum of (A) the Series A Per Share Cash Consideration plus (B) the Common Per Share Cash Consideration; and
               (iii) the Per Share Deferred Consideration Payment.
          (b) Fiberxon Series B Preferred Stock. Each share of Fiberxon Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger (other than any shares to be canceled pursuant to Section 1.7(f) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive:
               (i) a number of shares of MRV Common Stock equal to the sum of (A) the Series B Per Share Stock Consideration plus (B) the Common Per Share Stock Consideration;
               (ii) an amount in cash, without interest, equal to the sum of (A) the Series B Per Share Cash Consideration plus (B) the Common Per Share Cash Consideration; and
               (iii) the Per Share Deferred Consideration Payment.
          (c) Fiberxon Series C Preferred Stock. Each share of Fiberxon Series C Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger (other than any shares to be canceled pursuant to Section 1.7(f) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive:
               (i) a number of shares of MRV Common Stock equal to the sum of (A) the Series C Per Share Stock Consideration plus (B) the Common Per Share Stock Consideration;
               (ii) an amount in cash, without interest, equal to the sum of (A) the Series C Per Share Cash Consideration plus (B) the Common Per Share Cash Consideration; and
               (iii) the Per Share Deferred Consideration Payment.
          (d) Fiberxon Common Stock. Each share of Fiberxon Common Stock issued and outstanding immediately prior to the Effective Time of the First Merger (other than any shares to be canceled pursuant to Section 1.7(f) and any Dissenting Shares), will be canceled and extinguished and automatically converted into the right to receive:

               (i) a number of shares of MRV Common Stock equal to the Common Per Share Stock Consideration;
               (ii) an amount in cash, without interest, equal to the Common Per Share Cash Consideration; and
               (iii) the Per Share Deferred Consideration Payment.
          (e) Fiberxon Options. All Fiberxon Options outstanding immediately prior to the Effective Time of the First Merger shall be assumed by MRV in accordance with Section 5.10.
          (f) Cancellation of MRV and Fiberxon-Owned Stock. Each share of Fiberxon Common Stock held by Fiberxon or owned by Submerger, Survivor, MRV or any direct or indirect wholly owned Subsidiary of Fiberxon or of MRV immediately prior to the Effective Time of the First Merger shall be canceled and extinguished without any conversion thereof.
          (g) Capital Stock of Submerger and Survivor. Each share of Submerger Common Stock issued and outstanding immediately prior to the Effective Time of the First Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the First Merger Surviving Entity. Each stock certificate of Submerger evidencing ownership of any such shares of Submerger Common Stock shall, as of the Effective Time of the First Merger, evidence ownership of such shares of Common Stock of the First Merger Surviving Entity.
          (h) Fractional Shares. No fraction of a share of MRV Common Stock or fraction of a cent of cash will be issued or paid by virtue of the First Merger. Instead, (i) any fraction of a share of MRV Common Stock that would otherwise be received by a holder of Fiberxon Capital Stock pursuant to this Section 1.7 shall be aggregated and such holder of Fiberxon Capital Stock shall receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to such fractional part of a share of MRV Common Stock multiplied by the MRV Share Value and (ii) any fraction of a cent of cash that would otherwise be received by a holder of Fiberxon Common Stock pursuant to this Section 1.7 shall be aggregated and any remaining fraction of a cent will be rounded to the nearest whole cent, with 0.5 being rounded up.
     1.8 Effect of Second Merger. Each share of Common Stock of the First Merger Surviving Entity issued and outstanding immediately prior to the effective time of the Second Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the Survivor. Each stock certificate of Survivor evidencing ownership of any such shares of Survivor Common Stock shall, as of the Effective Time of the First Merger, evidence ownership of such shares of Common Stock of the Surviving Entity. Each Share of Common Stock of the First Merger Surviving Entity issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any payment being received therefor.

     1.9 Dissenting Shares.
          (a) If any Fiberxon Stockholder entitled to appraisal rights under DGCL with respect to the First Merger has properly exercised and perfected such appraisal rights pursuant to and in accordance with Section 262 of the DGCL, such holder shall, to the extent allowed under Applicable Law, be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Fiberxon Stockholder’s Fiberxon Capital Stock as provided in Section 262 of the DGCL, provided that such Fiberxon Stockholder acts in accordance with and meets all the requirements of Section 262 of the DGCL. Prior to the Closing, MRV, Submerger and Fiberxon shall comply, and after the Closing, MRV, the First Merger Surviving Entity and Survivor shall comply, with the information delivery and other requirements pursuant to Section 262 of the DGCL and applicable Delaware law.
          (b) Notwithstanding any other provision of this Agreement to the contrary, shares of Fiberxon Capital Stock that have not consented to or been voted for approval, as applicable, of the First Merger and with respect to which such stockholders become entitled to, and do exercise dissenters’ rights in accordance with Section 262 of DGCL (“Dissenting Shares”), will not be converted into or represent a right to receive consideration in connection with the First Merger pursuant to Section 1.7, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.
          (c) If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration, without interest thereon, into which such Dissenting Shares would have been converted pursuant to Section 1.7.
          (d) Fiberxon will give MRV and Submerger prompt notice of any written demands or withdrawals of dissenters’ rights with regard to Fiberxon Common Stock received prior to the Effective Time, and MRV shall have the right to participate in all negotiations and proceedings with respect to any demands for dissenters’ rights. Fiberxon agrees that, except with the prior written consent of MRV and Submerger, or as required under the DGCL, it will not make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to Section 262 of the DGCL, becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions).
          (e) Any amount paid or payable by MRV or Survivor to any Dissenting Stockholder(s) for Dissenting Shares pursuant to Section 262 of the DGCL in excess of the value such Dissenting Stockholder(s) would have received in the First Merger for such Dissenting Shares (with shares of MRV Common Stock valued at the MRV Share Value) and costs or expenses in respect of any Dissenting Shares shall constitute “Excess Payments.” MRV shall be entitled to offset Excess Payments against the Set-Off Fund pursuant to the procedures set forth in Article IX.
     1.10 Exchange Procedures; Surrender of Certificates.
          (a) Exchange Agent. MRV’s transfer agent, American Stock Transfer & Trust Company, shall act as the exchange agent for the First Merger (the “Exchange Agent”).

          (b) MRV to Provide Merger Consideration.
               (i) On or prior to the Effective Time, MRV shall deliver to the Exchange Agent the Merger Shares and the Merger Cash to be exchanged for outstanding shares of Fiberxon Capital Stock in accordance with this Article I, such shares and cash to be held by the Exchange Agent in a fund (the “Exchange Fund”) to be distributed in accordance with this Section 1.10.
          (c) Exchange Procedures. Within two (2) business days following the Effective Time of the First Merger, MRV shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time of the First Merger) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time of the First Merger represented outstanding shares of Fiberxon Capital Stock and which shares were converted into the right to receive the per share applicable consideration, pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates (including a means of hand-delivery) in exchange for the applicable consideration as set forth in Section 1.7. In addition, at the Closing, MRV shall make available to Fiberxon Stockholders the documents set forth in clauses (i) and (ii) of the preceding sentence. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the applicable consideration as set forth in Section 1.7 in respect of each share of Fiberxon Capital Stock represented thereby, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time of the Merger, for all corporate purposes, to evidence the ownership of the applicable consideration as set forth in Section 1.7, into which such shares of Fiberxon Capital Stock shall have been so converted.
          (d) Required Withholding. Each of the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Fiberxon Capital Stock such amounts as may be required to be deducted or withheld there from under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
          (e) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, the Surviving Entity nor any party hereto shall be liable to a holder of shares of Fiberxon Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by MRV on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Fiberxon Stockholders pursuant to this

Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Fiberxon Stockholders pursuant to this Article I shall promptly be paid to MRV.
          (g) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to MRV Common Stock with a record date after the Effective Time of the First Merger will be paid to the holders of any unsurrendered Certificates with respect to the shares of MRV Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, in exchange therefor, without interest, certificates representing whole shares of MRV Common Stock issued, and Merger Cash paid and the amount of any such dividends or other distributions with a record date after the Effective Time of the First Merger payable with respect to such whole shares of MRV Common Stock.
          (h) Transfers of Ownership. If certificates representing Merger Shares are to be issued, or Merger Cash is to be paid, in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to MRV or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Merger Shares and payment of Merger Cash in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of MRV or any agent designated by it that such Tax has been paid or is not payable.
          (i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the date that the Deferred Consideration Payment becomes due and payable shall, at the request of MRV, be delivered to MRV or otherwise on the instruction of MRV, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.10 shall after such delivery to MRV look only to MRV for the shares of MRV Common Stock and Merger Cash issuable pursuant to Section 1.7 hereof, cash in lieu of any fractional shares and any dividends or other distributions pursuant to Section 1.10(g) with respect to the shares of Fiberxon Capital Stock formerly represented thereby. Any such portion of the Exchange Fund or the Deferred Consideration Payment remaining unclaimed by holders of shares of Fiberxon Capital Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority shall, to the extent permitted by applicable Laws, become the property of MRV, free and clear of any claims or interest of any Person previously entitled thereto.
     1.11 No Further Ownership Rights in Fiberxon Capital Stock. The Merger Consideration paid pursuant to the First Merger upon the surrender for exchange of shares of Fiberxon Capital Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Fiberxon Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Fiberxon Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Fiberxon Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such amount as may be required pursuant to Section 1.7 hereof; provided, however, that MRV may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnity against any claim that may be made against MRV, the Exchange Agent or the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.13 Further Action. At and after the Effective Time, the officers and directors of MRV and the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Fiberxon and the Submerger, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Fiberxon and the Submerger, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.
     1.14 Dividend by Fiberxon. MRV acknowledges and agrees that (i) on January 24, 2007, the Board of Directors of Fiberxon declared a dividend payable to the holders of shares of Fiberxon’s common stock outstanding on the record date of January 26, 2007, in an amount equal to the Common Per Share Cash Dividend and the Common Per Share Stock Dividend, (ii) such dividend may by its terms lapse and be replaced by another dividend in the same amount (under no circumstances would both dividends be payable), (iii) such dividend shall survive the Mergers, and (iv) MRV shall cause Surviving Entity to pay such dividend in accordance with its terms as and when the Merger Consideration is paid to Fiberxon Stockholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FIBERXON
     Fiberxon represents and warrants to MRV, Luminent, Submerger and the Survivor, subject to such exceptions and disclosures as set forth in the disclosure letter supplied by Fiberxon to MRV dated as of the date hereof (the “Fiberxon Disclosure Letter”), as follows:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. Fiberxon and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business and is in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, would, individually or in the aggregate, not reasonably be expected to be material to Fiberxon. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and, for greater certainty, shall include any WFOE and any branch or representative offices formed in the PRC.
          (b) Charter Documents. Fiberxon has delivered or made available to MRV: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of Fiberxon, each as amended to date (collectively, the “Fiberxon Charter Documents”) and (ii) true and correct copies of the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Fiberxon Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Fiberxon is not in violation of any of the provisions of the Fiberxon Charter Documents and each Subsidiary is not in violation of its respective Fiberxon Subsidiary Charter Documents.
          (c) Subsidiaries. Section 2.1(c) of the Fiberxon Disclosure Letter sets forth each Subsidiary of Fiberxon as of the date hereof, and lists the directors and officers of each entity as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable, or where the Subsidiary is a WFOE, its registered capital has been fully paid by, and are owned by Fiberxon, a wholly-owned Subsidiary of Fiberxon, or Fiberxon and another wholly-owned Subsidiary of Fiberxon, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”), except for restrictions imposed by applicable securities laws, and no amount has been paid to any Subsidiary in excess of its permitted total investment amount. Other than the Subsidiaries of Fiberxon, neither Fiberxon nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.
     2.2 Capital Structure.
          (a) Capital Stock. The authorized capital stock of Fiberxon consists of: (i) 80,000,000 shares of Fiberxon Common Stock, par value $0.001 per share and (ii) 45,181,818 shares of Fiberxon Preferred Stock, par value $0.001 per share, 9,000,000 of which shares have been designated as Series A Preferred Stock, 18,000,000 of which shares have been designated as Series B Preferred Stock, and 18,181,818 of which shares have been designated as Series C Preferred Stock. At the close of business on the date hereof: (i) 18,600,313 shares of Fiberxon Common Stock were issued and outstanding; (ii) 9,000,000 shares of Series A Preferred Stock were issued and outstanding; (iii) 18,000,000 shares of Series B Preferred Stock were issued and outstanding; (iv) 18,181,818 shares of Series C Preferred Stock were issued and outstanding; and (v) 9,358,912 shares of Fiberxon Common Stock were reserved for issuance upon exercise of outstanding options granted pursuant to the Fiberxon Option Plan. No shares of Fiberxon Common Stock are owned or held by any Subsidiary of Fiberxon. All of the outstanding shares of capital stock of Fiberxon are, and all shares of capital stock of Fiberxon which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No outstanding shares of Fiberxon Capital Stock are subject to a repurchase option or risk of forfeiture in favor of Fiberxon.
          (b) Stock Options. Except for the Fiberxon Option Plan, Fiberxon does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Fiberxon has reserved 15,295,455 shares of Fiberxon Common Stock for issuance under the Fiberxon Option Plan, of which 2,600,313 shares have been exercised and 9,358,912 shares are subject to outstanding Options, and Fiberxon has made available to MRV accurate and complete copies of the Fiberxon Option Plan and all amendments thereto. Section 2.2(b) of the Fiberxon Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding Fiberxon Options under the Fiberxon Option Plan indicating, with respect to each Fiberxon Option then outstanding, the Fiberxon Option Plan under which such Fiberxon Option was granted, the number of shares of Fiberxon Common Stock subject to such Fiberxon Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether and to what extent the vesting of such Fiberxon Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.
          (c) Other Securities. Except as otherwise set forth above, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Fiberxon or any of its Subsidiaries is a party or by which any of them is bound obligating Fiberxon or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Fiberxon or any of its Subsidiaries, or obligating Fiberxon or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Fiberxon Common Stock, all outstanding Fiberxon Options, and all outstanding shares of capital stock of each Subsidiary of Fiberxon have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts. Except for shares of Fiberxon Restricted Stock, there are not any outstanding Contracts of Fiberxon or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Fiberxon or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Fiberxon is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Fiberxon or any of its Subsidiaries and, to the Knowledge of Fiberxon, other than the Voting on Stock Restriction Agreement dated June 23, 2005 (the “Voting Agreement”) and the irrevocable proxies granted pursuant to the Voting Agreement, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, Fiberxon or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any applicable international, multinational, national, foreign, PRC, provincial, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, guidance, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common or PRC law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
     2.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. Fiberxon has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Fiberxon and no other corporate proceedings on the part of Fiberxon are necessary to authorize the execution and delivery of this Agreement or to consummate the First Merger and the other transactions contemplated hereby. The affirmative vote of (i) the holders of a majority of the outstanding shares of Fiberxon Common Stock and outstanding shares of Fiberxon Preferred Stock, voting together as a single class (with each share of Fiberxon Common Stock entitled to one vote and each share of Fiberxon Preferred Stock entitled to a number of votes equal to the number of shares of Fiberxon Common Stock into which it is then convertible), and (ii) the holders of fifty-five percent (55%) of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, to approve and adopt this Agreement are the only votes of the holders of any class or series of capital stock of Fiberxon necessary to approve and adopt this Agreement, approve the First Merger and consummate the First Merger and the other transactions contemplated hereby other than the votes referred to in the succeeding sentence. This Agreement has been duly executed and delivered by Fiberxon and, assuming due execution and delivery by MRV and Submerger, constitutes a valid and binding obligation of Fiberxon, enforceable against Fiberxon in accordance with its terms.
          (b) Non–Contravention. The execution and delivery of this Agreement by Fiberxon does not, and performance of this Agreement by Fiberxon will not: (i) conflict with or violate Fiberxon Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Fiberxon, (ii) subject to obtaining the approval and adoption of this Agreement by Fiberxon’s stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to Fiberxon or any of its Subsidiaries or by which Fiberxon or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Fiberxon’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Fiberxon or any of its Subsidiaries pursuant to any Fiberxon Scheduled Contract (as defined in Section 2.14(a)), other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, a Material Adverse Effect on Fiberxon.

          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Fiberxon in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger), except for (i) the application by MRV for, and the issuance of, a permit from the Commissioner of Corporations of the State of California (after a hearing before such “Commissioner”) (a “California Permit”) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of MRV Common Stock in the First Merger shall be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, (ii) the filing of the First Certificate of Merger with the Secretary of State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to be material to Fiberxon or MRV or have a Material Adverse Effect on the ability of the parties to consummate the First Merger.
     2.4 Records; Financial Information.
          (a) Fiberxon’s books of account and related records accurately reflect, in all material respects, Fiberxon’s assets, liabilities, revenues, expenses and other transactions. The books of account of Fiberxon represent actual, bona fide transactions and have been maintained in accordance with sound business practices.
          (b) The minute books of Fiberxon contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors of Fiberxon, and committees of the Board of Directors of Fiberxon. No meeting of stockholders, the Board of Directors of Fiberxon, and the committees of the Board of Directors of Fiberxon has been held for which minutes have not been prepared and are not contained in the minute books of Fiberxon. All minute books of Fiberxon have been made available to MRV and, at Closing, will be in the possession of Fiberxon.
          (c) Section 2.4(c) of the Fiberxon Disclosure Letter includes a true and complete copy of (i) Fiberxon’s consolidated audited balance sheets at December 31, 2003, 2004 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2004 and 2005, (b) Fiberxon’s unaudited consolidated balance sheet at September 30, 2006 and the related statement of operations, changes in stockholders’ equity and cash flows for the nine-month period then ended and (c) Fiberxon’s unaudited consolidated monthly balance sheets at October 31, 2006 and November 30, 2006 and the related statements of operations and cash flows for each of the months then ended (collectively, the “Fiberxon Financials”). The Fiberxon Financials (i) have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of Fiberxon and its Subsidiaries at the dates and for the relevant periods indicated, subject to normal and recurring year-end audit adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The Fiberxon Financials have been prepared from, and are in accordance with, the accounting records of Fiberxon. Fiberxon has also delivered to MRV copies of all letters from Fiberxon’s auditors to Fiberxon’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. No financial statements of any Person other than Fiberxon and its Subsidiaries are required under US GAAP to be included in the Fiberxon Financials. Fiberxon maintains a standard system of accounting established and administered in accordance with US GAAP. Fiberxon’s consolidated unaudited balance sheet as of November 30, 2006 is referred to as the “Fiberxon Balance Sheet.”
          (d) Fiberxon and its Subsidiaries maintain a system of internal accounting controls and disclosure controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     2.5 Absence of Certain Changes or Events. Since the date of Fiberxon Balance Sheet, Fiberxon has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been:
          (a) any Material Adverse Effect on Fiberxon;
          (b) any resignation or termination of any executive officer or director;
          (c) any written notice of any actual or threatened (i) termination by any material customer, supplier or other third party having business relations with Fiberxon or (ii) material reduction in purchases by any material customer;
          (d) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets of Fiberxon or material and adversely affecting the business of Fiberxon;
          (e) any commencement of Legal Proceedings against Fiberxon, and no Person shall have notified Fiberxon in writing that it, and there is no reason to reasonably believe that any Person, intends to commence a Legal Proceeding;
          (f) any increase in the compensation payable to any officer or director (other than increases in each case in connection with general performance reviews and annual salary increases in each case in the ordinary course and consistent with past practices, or pursuant to existing contractual commitments), including the making of any loan to such person (other than advancement of routine travel, entertainment and other business expenses);
          (g) any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the “SEC”);

          (h) any sale, lease, license, assignment or exclusive license of any properties or assets, tangible or intangible, or any encumbrance (excluding Permitted Liens) of any properties or assets, tangible or intangible, other than sales or licenses in the ordinary course of Fiberxon’s business and other than with respect to tangible assets transactions involving less than $500,000 in any one case or $1,000,000 in the aggregate;
          (i) any material change by Fiberxon in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP;
          (j) any material revaluation by Fiberxon of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;
          (k) any establishment, termination or amendment of any Employee Plan;
          (l) any material increase of severance or termination pay to any employee of Fiberxon or any Subsidiary of Fiberxon;
          (m) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, equity securities or property) in respect of, any of Fiberxon’s or any of its Subsidiaries’ capital stock;
          (n) any purchase, redemption or other acquisition by Fiberxon or any of its Subsidiaries of any of Fiberxon’s capital stock or any other securities of Fiberxon or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
          (o) any issuance or reservation for issuance by Fiberxon of, or commitment of it to issue or reserve for issuance, or the pledge or other encumbrance by it of, any shares of capital stock or other securities or obligations or securities convertible into or exchangeable for shares of capital stock or other securities, or issuance, sale or authorization by it of any subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into capital stock, other than (i) the issuance, delivery and/or sale of shares of Fiberxon Common Stock pursuant to the exercise of Fiberxon Options, (ii) the granting of options to purchase Fiberxon Common Stock in the ordinary course of business under the Fiberxon Option Plan, and (iii) issuances upon exercise of options, warrants or rights disclosed pursuant to Section 2.2;
          (p) any split, combination or reclassification of any of Fiberxon’s or any of its Subsidiaries’ capital stock or issuance or authorization of issuance of any other securities in respect of, in lieu of or in substitution for any of Fiberxon’s or any of its Subsidiaries’ capital stock;
          (q) any amendment of the Certificate of Incorporation or Bylaws of Fiberxon;
          (r) any capital expenditure or execution of any lease by Fiberxon involving remaining payments or obligations in excess of $500,000 individually or $1,000,000 in the aggregate;

          (s) any cancellation of any indebtedness or waiver of any rights material to Fiberxon, except in the ordinary course of business;
          (t) any indebtedness incurred or guaranteed by Fiberxon for borrowed money or any commitment to borrow money entered into by Fiberxon in excess of $500,000, or any loans made or agreed to be made by Fiberxon, other than reasonable travel and entertainment expense advances and trade accounts receivable;
          (u) any commencement of Legal Proceedings by Fiberxon;
          (v) any acquisition of any equity interest in any other Person; or
          (w) any agreement by Fiberxon to do any of the foregoing.
     2.6 Taxes.
          (a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
          (b) Tax Returns and Audits.
               (i) Fiberxon and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to Fiberxon or its Subsidiaries and such Tax Returns are accurate and complete in all material respects. Fiberxon and/or its Subsidiaries have paid or accrued all Taxes shown on such Tax Returns.
               (ii) Fiberxon and each of its Subsidiaries have paid all Taxes required to be paid and withheld with respect to their Employees (and paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.
               (iii) There is no Tax deficiency outstanding, assessed or proposed against Fiberxon or any of its Subsidiaries, and neither Fiberxon nor any Subsidiary is a party to any action or proceeding for the assessment or collection of Taxes, nor has Fiberxon or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Tax Return of Fiberxon or any of its Subsidiaries is presently in progress, nor has Fiberxon or any of its Subsidiaries been notified (in writing) that any Taxing authority is threatening or planning to initiate such an audit or other examination. No written claim has ever been asserted by a Governmental Entity in a jurisdiction where Fiberxon or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

               (v) As of the date of the Fiberxon Balance Sheet, neither Fiberxon nor any of its Subsidiaries has any material liabilities for unpaid Taxes, which have not been accrued or reserved on the Fiberxon Balance Sheet in accordance with US GAAP, and since the date of the Fiberxon Balance Sheet, neither Fiberxon nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.
               (vi) There are no Liens on the assets of Fiberxon or any of its Subsidiaries relating to or attributable to Taxes.
               (vii) Neither Fiberxon nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (viii) Neither Fiberxon nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Fiberxon), (b) owes any amount under, or is a party to, any Tax sharing, indemnification or allocation agreement (other then between or among Fiberxon and any of its Subsidiaries), (c) has any liability for the Taxes of any person (other than Fiberxon or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (ix) Neither Fiberxon nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (x) Fiberxon has made available to MRV true and complete copies of (i) income and sales tax audit reports, statements of deficiencies, and closing or other agreements relating to Fiberxon’s or any Subsidiary’s Taxes, and (ii) all federal, state and local income or franchise tax returns for Fiberxon and all its Subsidiaries for all periods ending on or before the date of this Agreement.
               (xi) There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Fiberxon or any Subsidiaries other than this Agreement.
               (xii) Neither Fiberxon nor any Subsidiary has participated in (i) any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States, or (ii) a reportable transaction as described in U.S. treasury regulations promulgated under Section 6011 of the Code or any comparable laws of jurisdictions other than the United States.

               (xiii) Based on good faith interpretations of Code Section 409A and IRS guidance thereunder, to Fiberxon’s Knowledge, neither Fiberxon nor any Subsidiary has, since October 3, 2004, (i) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).
               (xiv) Neither Fiberxon nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Code Section 481 with respect to a change in method of accounting for a taxable period ending on prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding state, local or foreign Legal Requirement), (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding state, local or foreign Legal Requirements that, in either case, is attributable to transactions or other events occurring prior to the Closing Date), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
     2.7 Intellectual Property.
          (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:
               (i) “Intellectual Property” shall mean any or all of the following intellectual property rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications, including petty patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all computer software, including all source code, object code, firmware; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) all trade names, logos, common law trademarks, trade dress and the goodwill associated therewith and service marks, trademark and service mark registrations and applications therefor throughout the world; (g) all databases and data collections and all rights therein throughout the world; (h) all mask work rights and registrations and applications thereof throughout the world; (i) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (j) any similar or equivalent rights to any of the foregoing anywhere in the world.

               (ii) “Fiberxon Intellectual Property” shall mean all Intellectual Property that is owned by, or exclusively licensed to, Fiberxon or any of its Subsidiaries.
               (iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications related to trademarks and servicemarks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
               (iv) “Fiberxon Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, Fiberxon or any of its Subsidiaries.
          (b) Registered Intellectual Property; Proceedings. Section 2.7(b) of the Fiberxon Disclosure Letter sets forth as of the date hereof (i) all Fiberxon Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Fiberxon Registered Intellectual Property has been issued or registered and (ii) to the Knowledge of Fiberxon, all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of Fiberxon Registered Intellectual Property.
          (c) No Order. No Fiberxon Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting in any manner the use, transfer, enforceability or licensing thereof by Fiberxon or any of its Subsidiaries, or which may affect the validity thereof.
          (d) Registration. Each item of Fiberxon Registered Intellectual Property that is not an application is to the Knowledge of Fiberxon valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Fiberxon Registered Intellectual Property have been made and all necessary documents, recordations and certificates currently due in connection with such Fiberxon Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Fiberxon Registered Intellectual Property, except where such failure would not be reasonably expected to result in a Material Adverse Effect on Fiberxon.
          (e) Further Actions. Section 2.7(e) of the Fiberxon Disclosure Letter sets forth a list as of the date hereof of all actions that are required to be taken by Fiberxon within ninety (90) days of the date hereof with respect to any of Fiberxon Registered Intellectual Property in order to maintain such registration, except where such failure would not be material to Fiberxon’s rights in such Fiberxon Registered Intellectual Property.
          (f) Absence of Liens. Fiberxon or its Subsidiaries owns and has good and exclusive title to each material item of Fiberxon Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business).

          (g) Third-Party Development. To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Fiberxon or any of its Subsidiaries, Fiberxon and its Subsidiaries have a written agreement with such third party with respect thereto and Fiberxon and its Subsidiaries thereby either (i) have obtained ownership of, and are the exclusive owners of, or (ii) to the extent permitted under applicable law, have obtained a license sufficient for the conduct of its business as currently conducted to all such third party’s Intellectual Property in such work, material or invention.
          (h) Open Source. Section 2.7(h) of the Fiberxon Disclosure Letter sets forth as of the date hereof a list of all Fiberxon Intellectual Property made available under an “open source,” “freeware,” “shareware” or similar license and the name or title of such license.
          (i) Transfers. Neither Fiberxon nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Fiberxon Intellectual Property incorporated in any product currently sold by Fiberxon, to any third party, or to the Knowledge of Fiberxon, permitted Fiberxon’s rights in such Fiberxon Intellectual Property to lapse or enter the public domain.
          (j) Licenses. Other than “shrink wrap” and similar widely available commercial end-user licenses with a cost of less than $100,000, Section 2.7(j) of the Fiberxon Disclosure Letter sets forth a list as of the date hereof of all material contracts, licenses and agreements to which Fiberxon or any of its Subsidiaries is a party (i) with respect to Fiberxon Intellectual Property licensed or transferred to any third party, other than in connection with distribution, resale, sales or licenses of products and services in the ordinary course of business or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Fiberxon or any of its Subsidiaries, which Intellectual Property is included in Fiberxon’s products.
          (k) No Conflict. All Contracts listed in Section 2.7 of the Fiberxon Disclosure Letter relating to either (i) Fiberxon Intellectual Property, or (ii) Intellectual Property of a third party licensed to Fiberxon or any of its Subsidiaries, are to the Knowledge of Fiberxon in full force and effect. This Agreement will neither violate nor result in the material breach, material modification, cancellation, termination, suspension of, or material acceleration of any payments with respect to, such Contracts. Each of Fiberxon and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of Fiberxon, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Survivor will be permitted to exercise all of Fiberxon’s and its Subsidiaries’ rights under such Contracts and all rights with respect to Intellectual Property under such Contracts to the same extent Fiberxon and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that Fiberxon or any of its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to MRV or Submerger by operation of law or otherwise of any contracts or agreements to which Fiberxon or any of its

Subsidiaries are a party, will result in (A) either MRV’s or the Submerger’s granting to any third party any right to or with respect to any material Intellectual Property right not already licensed by MRV or Submerger, respectively, (B) either MRV or Submerger being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (C) either MRV or Submerger being obligated to pay any royalties or other material amounts to any third party in excess of those payable by MRV or Submerger, respectively, prior to the Closing.
          (l) No Infringement. To the Knowledge of Fiberxon, the use of the products of Fiberxon and its Subsidiaries has not and does not infringe or misappropriate the Intellectual Property of any third party or, to the Knowledge of Fiberxon, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.
          (m) No Notice of Infringement. Neither Fiberxon nor any of its Subsidiaries has received written notice from any third party (i) that the operation of the business of Fiberxon or any of its Subsidiaries or any act, product or service of Fiberxon or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any Fiberxon Intellectual Property.
          (n) No Third Party Infringement. To the Knowledge of Fiberxon, no person is infringing or misappropriating any Fiberxon Intellectual Property in a manner that would have a Material Adverse Effect on Fiberxon. Neither Fiberxon nor any of its Subsidiaries has sent written notice to any third party (i) that the operation of the business of the third party or any act, product or service of the third party infringes or misappropriates Fiberxon Intellectual Property or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any third party Intellectual Property.
          (o) Proprietary Information Agreements. Fiberxon and each of its Subsidiaries has taken reasonable steps to protect Fiberxon’s and its Subsidiaries’ rights in Fiberxon’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Fiberxon or any of its Subsidiaries, and, without limiting the foregoing, each of Fiberxon and its Subsidiaries has and enforces a policy requiring each Employee, to execute a proprietary information/confidentiality agreement which requires the Employee to assign all Intellectual Property rights to Fiberxon and requires the Employee to keep confidential all trade secrets of Fiberxon and its Subsidiaries, and all Employees of Fiberxon and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to result in a Material Adverse Effect to Fiberxon. Except where the failure to do so is not reasonably expected to result in a Material Adverse Effect, to the Knowledge of Fiberxon, there has been no disclosure to any third party of confidential information or trade secrets of Fiberxon or any of its Subsidiaries, except pursuant to a Contract that requires such third party to keep such confidential information or trade secrets confidential.

     2.8 Compliance; Permits.
          (a) Compliance. Neither Fiberxon nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to Fiberxon or any of its Subsidiaries or by which Fiberxon or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause Fiberxon to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Fiberxon, has been threatened, against Fiberxon or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon Fiberxon or any of its Subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing any material business practice of Fiberxon or any of its Subsidiaries, any acquisition of material property by Fiberxon or any of its Subsidiaries or the conduct of business by Fiberxon and its Subsidiaries as currently conducted.
          (b) Permits. Fiberxon and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to the operation of the business of Fiberxon taken as a whole (collectively, “Fiberxon Permits”). As of the date hereof, no suspension or cancellation of any of Fiberxon Permits is pending or, to the Knowledge of Fiberxon, threatened. Fiberxon and its Subsidiaries are in compliance in all material respects with the terms of Fiberxon Permits. Section 2.8(b) of the Fiberxon Disclosure Letter sets forth as of the date hereof each of the Fiberxon Permits.
     2.9 Litigation. There are no claims, suits, actions or proceedings (“Legal Proceedings”) pending or, to the Knowledge of Fiberxon, threatened against Fiberxon or any of its Subsidiaries, or, to the Knowledge of Fiberxon, relating to any of Fiberxon’s assets, or any of the executive officers and directors of Fiberxon in their capacity as such, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Fiberxon. Section 2.9 of Fiberxon Disclosure Letter further sets forth a list as of the date hereof of all litigation settlement agreements to which Fiberxon is a party.
     2.10 Brokers’ and Finders’ Fees; Fees and Expenses. Fiberxon has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
     2.11 Employee Matters and Benefit Plans.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
               (i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
               (ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.
               (iii) “DOL” shall mean the Department of Labor.

               (iv) “Employee” shall mean any current or former or retired employee, consultant or director of Fiberxon or any of its Subsidiaries.
               (v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (vi) “ERISA Affiliate” shall mean each Subsidiary of Fiberxon and any other person or entity under common control with Fiberxon or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
               (vii) “Fiberxon Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Fiberxon or any ERISA Affiliate for the benefit of any Employee, or with respect to which Fiberxon or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.
               (viii) “International Employee Plan” shall mean each Fiberxon Employee Plan that has been adopted or maintained by Fiberxon or any Subsidiary, whether informally or formally, or with respect to which Fiberxon or any Subsidiary will or may have any liability, for the benefit of Employees who perform services outside the United States.
               (ix) “IRS” shall mean the Internal Revenue Service.
               (x) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
               (xi) “Pension Plan” shall mean each Fiberxon Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Fiberxon Employee Plans. Section 2.11(b) of the Fiberxon Disclosure Letter contains an accurate and complete list of each Fiberxon Employee Plan. Neither Fiberxon nor any Subsidiary has any plan or commitment to establish any new Fiberxon Employee Plan, to modify any Fiberxon Employee Plan (except to the extent required by law or to conform any such Fiberxon Employee Plan to applicable Legal Requirements), or to adopt or enter into any Fiberxon Employee Plan.
          (c) Documents. Fiberxon has delivered or made available to MRV correct and complete copies of, to the extent applicable,: (i) each Fiberxon Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Fiberxon Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Fiberxon Employee Plan; (iv) if the Fiberxon Employee Plan is funded, the most recent annual and periodic accounting of Fiberxon Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Fiberxon Employee Plan; and (vi) all IRS determination, opinion, notification and advisory letters.

          (d) Employee Plan Compliance. Fiberxon and its Subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Fiberxon Employee Plan, and each Fiberxon Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Fiberxon Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. The remedial amendment period under Section 401(b) of the Code has not expired with respect to any amendment to any such Fiberxon Employee Plan adopted after the date of the most recent such determination, notification, advisory and/or opinion letter. For each Fiberxon Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of Fiberxon, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Fiberxon Employee Plan, which would individually or in the aggregate result in material liability to Fiberxon. There are no material actions, suits or claims pending, or, to the Knowledge of Fiberxon, threatened or reasonably anticipated (other than routine claims for benefits) against any Fiberxon Employee Plan or against the assets of any Fiberxon Employee Plan. Neither Fiberxon nor any ERISA Affiliate of Fiberxon has received any written notice that any Fiberxon Employee Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency, and no such action has been threatened.
          (e) No Pension or Welfare Plans. Neither Fiberxon nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) ”multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Fiberxon Employee Plan provides health benefits that are not fully insured through an insurance contract.
          (f) No Post-Employment Obligations. Except as set forth in Section 2.11(f) of the Fiberxon Disclosure Letter, no Fiberxon Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Fiberxon nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (g) Effect of Transaction.
               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Fiberxon Employee Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
               (ii) No payment or benefit which will or may be made by Fiberxon or its Subsidiaries with respect any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.
          (h) Employment Matters. Fiberxon and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to each Employee and have made all reportings, registrations, filings, contributions, withholdings or other payments with respect to each Employee.
          (i) Labor. No work stoppage or labor strike against Fiberxon or any Subsidiary is pending, or to the Knowledge of Fiberxon, threatened or reasonably anticipated. Fiberxon does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Fiberxon, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Fiberxon. Neither Fiberxon nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Fiberxon is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees.
     2.12 Title to Properties.
          (a) Properties. Neither Fiberxon nor any of its Subsidiaries owns any real property. Section 2.12 of the Fiberxon Disclosure Letter sets forth a true, complete and correct list as of the date hereof of all real property currently leased by Fiberxon or any of its Subsidiaries (the “Fiberxon Facilities”). All such current leases (the “Fiberxon Leases”) are legal, valid and binding agreements, enforceable in accordance with its terms, on Fiberxon or the Subsidiary of Fiberxon party thereto and, to the Knowledge of Fiberxon, of each other Person party thereto, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All such current leases are in full force and effect, and there is not, under any of such leases, any existing default of Fiberxon or its Subsidiaries, or event, which with notice or lapse of time, or both, would constitute a material default of Fiberxon or its Subsidiaries. Fiberxon has not entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy any Fiberxon Facility or any portion thereof or interest therein. Neither Fiberxon nor its applicable Subsidiary has any current and unperformed obligations under the Fiberxon Leases for repair, maintenance or replacement at any Fiberxon Facilities.
          (b) Valid Title. Fiberxon and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and tangible assets, valid leasehold interests in, all of its tangible properties and assets (real, personal, tangible and mixed) used or held for use in its business, free and clear of any Liens except Permitted Liens.
     2.13 Environmental Matters.
          (a) Hazardous Material. As of the Closing, to the Knowledge of Fiberxon, and except as would not be reasonably likely to result in material liability to Fiberxon, no Hazardous Materials are present on any Fiberxon Facilities.
          (b) Hazardous Materials Activities. Except as would not be reasonably likely to result in a material liability to Fiberxon, neither Fiberxon nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured any product containing a Hazardous Material in violation of any Legal Requirement.
          (c) Environmental Claims. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Fiberxon, threatened against Fiberxon or any of its Subsidiaries which allege a violation of Environmental laws. Fiberxon has not received any written, or to the Knowledge of Fiberxon, oral notification alleging any violation of Environmental Laws, disposal, release or threatened release of any Hazardous Material generated or transported by Fiberxon.
     2.14 Contracts.
          (a) Scheduled Contracts. For purposes of this Agreement, “Fiberxon Scheduled Contract” shall mean:
               (i) any employment or consulting Contract with any executive officer or other employee of Fiberxon earning an annual salary in excess of $100,000 or member of Fiberxon’s Board of Directors, other than those that are terminable by Fiberxon or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation by Fiberxon and which contain no “change in control” or similar provisions;
               (ii) any Contract containing any covenant (A) limiting in any respect the right of Fiberxon or any of its Subsidiaries to engage in any line of business or compete with any Person in any material line of business, (B) granting any exclusive distribution rights, (C) agreeing to purchase a minimum amount of goods or services in excess of $1,000,000 in the aggregate in any consecutive twelve (12) month period, (D) agreeing to purchase goods or services exclusively from a certain party or (E) requiring Fiberxon or any of its Subsidiaries to give “most favored nation” pricing to any customers, potential customers or any class of customers or to provide exclusive or “most favored nation” access to any product features, excluding standard customizations, to any customers, potential customers or any class of customers (it being understood that agreements to provide updates, enhancements or new versions as they become available shall not be considered “most favored nation” access, nor shall agreements to provide alpha, beta or other similar restricted release versions of products);
               (iii) any Contract relating to the disposition or acquisition by Fiberxon or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Fiberxon or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Fiberxon’s Subsidiaries;
               (iv) any dealer, distributor, joint marketing, partnership, development, reseller or similar agreement (including such agreements under which the other party has the right to manufacture or reproduce Fiberxon’s products) under which Fiberxon or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less;
               (v) any agreement pursuant to which Fiberxon or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Fiberxon or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;
               (vi) any Contract (excluding Fiberxon Leases) containing any support, maintenance or service obligation on the part of Fiberxon or any of its Subsidiaries, other than those obligations that have a term of one year or less or involving annual revenues to Fiberxon of under $1,000,000 in any individual case;
               (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in a principal amount in excess of $1,000,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;
               (viii) any other individual agreement, contract or commitment that involves future expenditures or obligations by or of Fiberxon in excess of $1,000,000 in the aggregate during any consecutive twelve month period;
               (ix) any Contract with the United States federal, state or local government or any department thereof; and
               (x) any Contract or other arrangement with an Affiliate, other than (A) advance or reimbursement for travel and entertainment expenses, (B) any standard form of invention assignment and confidentiality agreement, (C) employee benefits generally available to Employees of Fiberxon (including stock options), and (D) “at will” employment offer letters.

          (b) Schedule. Section 2.14(b) of the Fiberxon Disclosure Letter sets forth a list of all Fiberxon Scheduled Contracts to which Fiberxon or any of its Subsidiaries is a party or is bound by as of the date hereof. Fiberxon has made available to MRV true, complete and correct copies of each contract listed in Section 2.14(b) of the Fiberxon Disclosure Letter.
          (c) No Breach. All Fiberxon Scheduled Contracts are legal, valid and binding agreements, enforceable in accordance with their terms, of Fiberxon and/or a Subsidiary of Fiberxon party thereto and, to the Knowledge of Fiberxon, of each other Person party thereto, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All Fiberxon Scheduled Contracts are in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Fiberxon. Neither Fiberxon nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Fiberxon Scheduled Contract.
     2.15 Board Approval. As of the date hereof, the Board of Directors of Fiberxon has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, (i) determined the First Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the First Merger, and (iii) recommended that the stockholders of Fiberxon approve this Agreement and the Mergers and directed that such matters be submitted to Fiberxon’s stockholders for approval.
     2.16 Transactions with Related Parties. As of the date hereof, Fiberxon is not a party to any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC.
     2.17 Insurance.
          (a) Section 2.17 of the Fiberxon Disclosure Letter sets forth a list of each currently effective insurance policy or binder of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements, but excluding policies related to Employee Plans) to which Fiberxon is currently a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof:
               (i) the name, address, and telephone number of the agent;
               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
               (iii) the policy number and the period of coverage; and

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.
          (b) With respect to each such insurance policy or binder: (i) Fiberxon has timely paid all premiums when due, (ii) the applications therefor completed by Fiberxon do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein not misleading where such misstatement or omission would constitute a basis for denial of coverage under the terms of such policy or binder, (iii) Fiberxon is not in material breach or material default (including with respect to the giving of notices), and no event has occurred or, by reason of the consummation of the transaction contemplated by this Agreement, will occur which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy and (iv) the policies are in full force and effect. There are no outstanding unpaid claims under any such policies or binders.
     2.18 Liabilities. Except as disclosed in Section 2.18 of the Fiberxon Disclosure Letter, since the date of Fiberxon Balance Sheet, neither Fiberxon nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by US GAAP to be disclosed on a consolidated balance sheet or in the related notes thereto, or any off-balance sheet liabilities, other than (i) any liabilities which did not have or would not have had, individually or in the aggregate, a Material Adverse Effect on Fiberxon, (ii) liabilities incurred in the ordinary course of business and (iii) liabilities incurred in connection with the transactions contemplated hereby.
     2.19 Product Warranties. To the Knowledge of Fiberxon, there has not been any claim under any contractual warranty, guaranty or other indemnity with respect to Fiberxon’s products or services through the date hereof, except for claims which do not exceed $500,000 in any single case, or $1,000,000 in the aggregate.
     2.20 Accounts Receivable. As of the date hereof, Fiberxon does not reasonably expect that the collections rate of its currently outstanding accounts receivable will be materially worse than its historical collection rate. Section 2.20 of the Fiberxon Disclosure Letter sets forth all amounts outstanding from UTStarcom as of the date of this Agreement, with clear designation of those amounts due within 60 days from the date of this Agreement and any amounts in dispute. The payment terms (in terms of days to pay) provided to UTStarcom are no better, in the aggregate, than those terms offered by other Fiberxon customers with approximately similar purchasing history with Fiberxon.
     2.21 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or the State of California is applicable to Fiberxon, the shares of Fiberxon Common Stock or Fiberxon Preferred Stock, the Merger or any of the other transactions contemplated by this Agreement.
     2.22 Foreign Corrupt Practices. Neither Fiberxon nor any of its Subsidiaries nor, to the knowledge of Fiberxon, any director, officer, agent, employee or other Person acting on behalf of

Fiberxon or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Fiberxon or its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MRV, SUBMERGER AND SURVIVOR
     MRV, Submerger and the Survivor represent and warrant to Fiberxon, subject to such exceptions and disclosures as set forth in the disclosure letter supplied by MRV to Fiberxon dated as of the date hereof (the “MRV Disclosure Letter”), as follows:
     3.1 Subsidiaries. Except for Subsidiaries that have not been disclosed because such omitted Subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a Significant Subsidiary of MRV, MRV has no Subsidiaries other than those listed in Section 3.1 of the MRV Disclosure Letter. Except as disclosed in Section 3.1 of the MRV Disclosure Letter, MRV owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.
     3.2 Organization and Qualification. Each of MRV and its Subsidiaries is an entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither MRV nor any of its Subsidiaries is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of MRV its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate have or reasonably be expected to result in a Material Adverse Effect.
     3.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. Each of MRV, Submerger and the Survivor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of MRV, Submerger and the Survivor and no other corporate proceedings on the part of MRV, Submerger or the Survivor are necessary to authorize the execution and delivery of this Agreement or to consummate the First Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of MRV, Submerger and the Survivor and, assuming due execution and delivery by Fiberxon, constitutes a valid and binding obligation of each of MRV, Submerger and the Survivor, enforceable against each of them in accordance with its terms.

          (b) Non–Contravention. The execution and delivery of this Agreement by MRV, Submerger and the Survivor does not, and performance by each of them of their obligations under this Agreement will not: (i) conflict with or violate the certificate or articles of incorporation, bylaws or other organizational or charter documents of MRV or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to MRV or any of its Subsidiaries or by which MRV or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MRV’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MRV or any of its Subsidiaries, other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, a Material Adverse Effect on MRV or any of its Subsidiaries
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to MRV or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the issuance of the California Permit, such that the issuance of MRV Common Stock in the First Merger shall be exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof, (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR, if any (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to be material to MRV or any of its Subsidiaries or have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby.
     3.4 Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of MRV (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of MRV) is set forth in Section 3.4 of the MRV Disclosure Letter hereto All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws. Except as disclosed in Section 3.4 of the MRV Disclosure Letter, MRV does not have outstanding any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of MRV Common Stock, or securities or rights convertible or exchangeable into shares of MRV Common Stock. The issuance and transfer of the Merger Shares will not obligate MRV to issue shares of Common Stock or other securities to any Person (other than Fiberxon) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the Knowledge of MRV, except as disclosed in the SEC Reports (as defined below) and any Schedules filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting persons or in Section 3.4 of the MRV Disclosure Letter, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon MRV, beneficial ownership of in excess of 5% of the outstanding MRV Common Stock.
     3.5 SEC Reports; Financial Statements. Except as set forth in Section 3.5 of the MRV Disclosure Letter, MRV has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, and has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof. Such reports required to be filed by MRV under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by MRV under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports”. As of their respective dates, the SEC Reports filed by MRV complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by MRV, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of MRV included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with US GAAP, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by US GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of MRV and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which MRV or any Subsidiary is a party or to which the property or assets of MRV or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.
     3.6 Absence of Certain Changes or Events. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports or in Section 3.6 of the MRV Disclosure Letter, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a Material Adverse Effect, (ii) MRV has not incurred any material liabilities other than (A) trade payables, accrued expenses, and short-term debt obligations incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in MRV’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) MRV has not altered its method of accounting or changed its auditors, except as in accordance with the requirements of US GAAP or applicable SEC rules and regulations, or as otherwise disclosed in its SEC Reports, (iv) MRV has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by MRV of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of MRV to repurchase such shares upon the termination of employment or services), and (v) MRV has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans. MRV has not taken any steps to seek protection pursuant to any bankruptcy law nor does MRV have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so. MRV is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be Insolvent (as defined below). For purposes of this Section 3.6, “Insolvent” means (i) the present fair saleable value of MRV’s assets is less than the amount required to pay MRV’s total indebtedness, (ii) MRV is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) MRV intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) MRV has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
     3.7 Information Regarding Luminent
          (a) MRV has provided Fiberxon a true and complete copy of (i) Luminent’s balance sheets at December 31, 2005 and September 30, 2006 and the related statements of operations for the year ended December 31, 2005 and the nine months ended September 30 , 2006 (collectively, the “Luminent Financials”). The Luminent Financials (i) have been prepared in accordance with US GAAP (except that the financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of Luminent at the dates and for the relevant periods indicated, subject to normal and recurring year-end audit adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. Luminent’s balance sheet as of September 30, 2006 is referred to as the “Luminent Balance Sheet.”
          (b) Since the date of Luminent Balance Sheet, Luminent has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been:
               (i) any Material Adverse Effect on Luminent;
               (ii) any resignation or termination of any executive officer or director;
               (iii) any written notice of any actual or threatened (i) termination by any material customer, supplier or other third party having business relations with Luminent or (ii) material reduction in purchases by any material customer;
               (iv) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets of Luminent or material and adversely affecting the business of Luminent;

               (v) any commencement of Legal Proceedings against Luminent, and no Person has notified Luminent in writing or orally that it, and there is no reason to believe that any Person, intends to commence a Legal Proceeding; or
               (vi) any agreement by Luminent with respect to any of the foregoing.
     3.8 Absence of Litigation. Except as disclosed in the SEC Reports, there is no action, suit, claim, or proceeding, or, to MRV’s Knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of MRV, threatened against or affecting MRV or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on MRV or any of its Subsidiaries.
     3.9 Compliance. Except as described in Section 3.9 of the MRV Disclosure Letter, neither MRV nor any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MRV or any Subsidiary under), nor has MRV or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority.
     3.10 Title to Assets. Each of MRV and its Subsidiaries has good and marketable title to all real property owned by it that is material to its business and good and marketable title in all personal property owned by it that is material to its business, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect on MRV or any of its Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by MRV or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which MRV and their Subsidiaries are in material compliance.
     3.11 Listing and Maintenance Requirements. MRV has not, in the twelve months preceding the date hereof, received notice (written or oral) from the Nasdaq Stock Market to the effect that MRV is not in compliance with the listing or maintenance requirements of such market. MRV is in compliance with all such listing and maintenance requirements.
     3.12 Registration Rights. MRV has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of MRV registered with the SEC or any other governmental authority that have not been satisfied or waived.
     3.13 Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under MRV’s charter documents or, except for the provisions of Section 203 of the Delaware General Corporation Law, the laws of its state of incorporation that is or could become applicable to any of the Fiberxon Stockholders as a result of MRV and Fiberxon fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of MRV’s issuance of the Merger Shares and the former Fiberxon Stockholders’ ownership of the Merger Shares.
     3.14 Intellectual Property.
          (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:
               (i) “MRV Intellectual Property” shall mean all Intellectual Property that is owned by, or exclusively licensed to, MRV or any of its Subsidiaries.
               (ii) “MRV Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, MRV or any of its Subsidiaries.
          (b) No Order. No MRV Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting in any manner the use, transfer, enforceability or licensing thereof by MRV or any of its Subsidiaries, or which may affect the validity.
          (c) Registration. Each item of MRV Registered Intellectual Property that is not an application is to the knowledge of MRV valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such MRV Registered Intellectual Property have been made and all necessary documents, recordations and certificates currently due in connection with such MRV Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such MRV Registered Intellectual Property, except where such failure would not be reasonably expected to result in a Material Adverse Effect on MRV or any of its Subsidiaries.
          (d) Absence of Liens. MRV or its Subsidiaries owns and has good and exclusive title to each material item of MRV Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business).
          (e) Third-Party Development. To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for MRV or any of its Subsidiaries, MRV or its relevant Subsidiary has a written agreement with such third party with respect thereto and MRV and its relevant Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) to the extent permitted under applicable law, has obtained a license sufficient for the conduct of its business as currently conducted to all such third party’s Intellectual Property in such work, material or invention.
          (f) Transfers. Neither MRV nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any MRV Intellectual Property incorporated in any product currently sold by MRV or any of its Subsidiaries, to any third party, or to the knowledge of MRV, permitted MRV’s or any of its Subsidiaries’ rights in such MRV Intellectual Property to lapse or enter the public domain.

          (g) No Infringement. Except for specific infringement or misrepresentations disclosed in the SEC Reports, to the Knowledge of MRV, the use of the products of MRV and its Subsidiaries has not and does not infringe or misappropriate the Intellectual Property of any third party or, to the knowledge of MRV, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.
          (h) No Notice of Infringement. Except as disclosed in the SEC Reports, neither MRV nor any of its Subsidiaries has received written notice from any third party (i) that the operation of the business of MRV or any of its Subsidiaries or any act, product or service of MRV or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any MRV Intellectual Property.
          (i) No Third Party Infringement. Except for specific infringement or misrepresentations disclosed in the SEC Reports, to the knowledge of MRV, no person is infringing or misappropriating any MRV Intellectual Property in a manner that would have a Material Adverse Effect on MRV or any of its Subsidiaries. Neither MRV nor any of its Subsidiaries has sent written notice to any third party (i) that the operation of the business of the third party or any act, product or service of the third party infringes or misappropriates MRV Intellectual Property or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any third party Intellectual Property.
          (j) Proprietary Information Agreements. MRV and each of its Subsidiaries has taken reasonable steps to protect MRV’s and its Subsidiaries’ rights in their respective confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to MRV or any of its Subsidiaries, and, without limiting the foregoing, each of MRV and its Subsidiaries has and enforces a policy requiring each Employee, to execute a proprietary information/confidentiality agreement which requires the Employee to assign all Intellectual Property rights to MRV or relevant Subsidiary and requires the Employee to keep confidential all trade secrets of MRV and its Subsidiaries, and all Employees of MRV and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to result in a Material Adverse Effect on MRV or any of its Subsidiaries. Except where the failure to do so is not reasonably expected to result in a Material Adverse Effect on MRV or any of its Subsidiaries, to the knowledge of MRV, there has been no disclosure to any third party of confidential information or trade secrets of MRV or any of its Subsidiaries, except pursuant to a Contract that requires such third party to keep such confidential information or trade secrets confidential.
     3.15 Insurance. MRV and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which MRV and its Subsidiaries are engaged.
     3.16 Regulatory Permits. MRV and its Subsidiaries possess all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such Permits does not, individually or in the aggregate, have, nor could reasonably be expected to result in, a Material Adverse Effect on MRV or any of its Subsidiaries, and neither MRV nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any Permit.
     3.17 Transactions With Affiliates and Employees. Except as set forth or incorporated by reference in MRV’s SEC Reports, none of the officers, directors or employees of MRV or any Subsidiary is presently a party to any transaction with MRV or any of its Subsidiaries that would be required to be reported on Form 10-K (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to MRV’s Knowledge , any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.
     3.18 Internal Accounting Controls. MRV and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.19 Sarbanes-Oxley Act. MRV is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on MRV or any of its Subsidiaries.
     3.20 Foreign Corrupt Practices. Neither MRV nor any of its Subsidiaries nor, to the knowledge of MRV, any director, officer, agent, employee or other Person acting on behalf of MRV or any of its Subsidiaries has, in the course of its actions for, or on behalf of, MRV or its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     3.21 Employee Relations. Neither MRV nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. MRV believes that its relations with its employees are as disclosed in the SEC Reports. Except as disclosed in the SEC Reports, during the period covered by the SEC Reports no executive officer of

MRV or any of its Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified MRV or any such Subsidiary that such officer intends to leave MRV or any such Subsidiary or otherwise terminate such officer’s employment with MRV or any such Subsidiary. To the knowledge of MRV, no executive officer of MRV or any Subsidiary is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject MRV any Subsidiary to any liability with respect to any of the foregoing matters.
     3.22 Labor Matters. MRV and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on MRV or any of its Subsidiaries.
     3.23 Environmental Laws. MRV and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MRV or any of its Subsidiaries.
     3.24 Tax Status. Each of MRV and its Subsidiaries (i) has made or filed all foreign, federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply except for taxes accruing after December 31, 2005 that are not yet due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of MRV know of no basis for any such claim.
     3.25 Opinion of Financial Advisor. MRV’s Board of Directors has received an opinion from Duff & Phelps, LLC dated as of January 26, 2007, to the effect that, as of such date, the Merger Consideration is fair to MRV from a financial point of view.
     3.26 Operations of Submerger and the Survivor. Each of Submerger and the Survivor is a direct, wholly owned subsidiary of MRV, formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     3.27 Board Approval. The Board of Directors of MRV has, as of the date of this Agreement, unanimously (a) determined that the Mergers are fair to, and in the best interests of, MRV and its stockholders, and (b) has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement.

     3.28 MRV Common Stock. The MRV Common Stock to be issued pursuant to the First Merger has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of Fiberxon and its Subsidiaries.
          (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time Fiberxon and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that MRV shall otherwise consent in writing (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due, (iii) use all reasonable efforts to preserve intact its and its Subsidiaries’ present business organization, taken as a whole, (iv) use all reasonable efforts to keep available the services of the current officers, employees and consultants of Fiberxon and its Subsidiaries and (v) manage in the ordinary course its business relationships with third parties. Without limiting the generality of the foregoing, Fiberxon and/or each Subsidiary will use all reasonable efforts to prepare all Tax Returns that are required to be filed by Fiberxon or such Subsidiary on or before the Closing Date, provided that Fiberxon and/or each Subsidiary shall not be required to prepare Tax Returns that are not due until after the Closing Date (including properly obtained extensions). Fiberxon or such Subsidiary shall use all reasonable efforts to deliver each such income and franchise Tax Return, in a form ready to be filed, to parent for review at least ten (10) business days before the due date for such income and franchise Tax Return.
          (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 4.1(b) of the Fiberxon Disclosure Letter, without the prior written consent of MRV, which consent shall not be unreasonably withheld or delayed, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Fiberxon shall not, directly or indirectly, do any of the following, and shall not permit any of its Subsidiaries to, directly or indirectly do any of the following:
               (i) Cause, permit or propose any amendments to Fiberxon Charter Documents or any of the Subsidiary Charter Documents of Fiberxon’s Subsidiaries;
               (ii) Adopt a plan of complete or partial liquidation or dissolution;
               (iii) Declare, accrue (except for such accruals of dividends required pursuant to Article IV.B.2 of the Certificate of Incorporation of Fiberxon) set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction effected in the ordinary course of business by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction;
               (iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;
               (v) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (A) issuances of Fiberxon Common Stock upon the exercise of Fiberxon Options, warrants or other rights of Fiberxon outstanding as of the date hereof in accordance with their terms, and (B) grants of stock options under the Fiberxon Option Plan at fair market value, provided that such options (1) are issued in the ordinary course of business consistent with past practice, and (2) vest in accordance with Fiberxon’s standard vesting schedule under the applicable Option Plan;
               (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, to the business of Fiberxon;
               (vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not, individually or in the aggregate, material, to the business of Fiberxon and its Subsidiaries or (B) the sale, licensing and distribution of current planned Fiberxon products and services in the ordinary course of business;
               (viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to it or any wholly-owned Subsidiary of it or (B) employee advances for travel and entertainment expenses made in the ordinary course of business;
               (ix) Except as required by US GAAP as concurred with by its independent auditors, make any material change in its methods or principles of accounting since the date of Fiberxon Balance Sheet;
               (x) Make any Tax election or accounting method change that is reasonably likely to adversely affect the Tax liability or Tax attributes of Fiberxon or any of its subsidiaries or settle or compromise any income tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;
               (xi) Revalue any of its assets other than in the ordinary course of business;

               (xii) Commence or enter into any settlement of litigation other than the settlements involving the payment of money only in an amount not in excess of $500,000 individually for any one settlement or $1,000,000 in the aggregate for all such settlements, other than in connection with this Agreement and the transactions contemplated hereby;
               (xiii) Except as required by Legal Requirements, Employee Plans, this Agreement or Contracts currently binding on Fiberxon or its Subsidiaries or policies of Fiberxon currently in effect, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee of Fiberxon or any Subsidiary of Fiberxon (other than increases in connection with performance reviews or annual salary increases of amounts up to 110% of current salary and bonuses not exceeding $1,000,000 in the aggregate to all Employees), (B) make any increase in or commitment to increase any benefits provided under any Employee Plan (including any severance plan), adopt or amend or make any commitment to establish, terminate, adopt or amend any Employee Plan or (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Fiberxon Options or Fiberxon Restricted Stock, or reprice any Fiberxon Options or authorize cash payments in exchange for any Fiberxon Options;
               (xiv) Sell, grant or modify any Material Contract which is a license with respect to Fiberxon Intellectual Property other than in connection with the sale or license of Fiberxon’s products in the ordinary course of business or grant any exclusive rights with respect to any Fiberxon Intellectual Property;
               (xv) Enter into or renew any Contracts containing, or otherwise subject the Survivor or MRV to, any non-competition, exclusivity or other material restrictions on Fiberxon or the Survivor or MRV, or any of their respective businesses, following the Closing;
               (xvi) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by MRV or any of its Subsidiaries (other than Fiberxon and its Subsidiaries);
               (xvii) Take any action that would result, or is reasonably likely to result, in any of the conditions to the Merger set forth in Article VI not being satisfied, that would impair the ability of Fiberxon to consummate the Merger in accordance with the terms hereof or materially delay such consummation;
               (xviii) Hire any officer level employees;
               (xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Fiberxon or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables or (B) indebtedness for money borrowed in an amount not exceeding $5,000,000 in the aggregate;
               (xx) Make or commit to make capital expenditures in excess of $5,000,000 in the aggregate in any consecutive twelve (12) month period;
               (xxi) Modify, amend or terminate any Fiberxon Scheduled Contract currently in effect, or waive, release or assign any material rights or claims thereunder, except in the ordinary course consistent with past practice;
               (xxii) Enter into any Contract requiring Fiberxon or any of its Subsidiaries to pay in excess of $5,000,000 in the aggregate in any consecutive twelve (12) month period;
               (xxiii) Enter into any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC;
               (xxiv) Make or commit to make any payment for any brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby; or
               (xxv) Agree to take any of the actions described in (i) through (xxiv) above.
     4.2 Conduct of Business of MRV and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, MRV (which for the purposes of this Article IV shall include MRV, Luminent and each of their Subsidiaries) agrees, except (i) as provided in Section 4.2 of the MRV Disclosure Letter, (ii) to the extent that Fiberxon shall otherwise provide written consent, not to be unreasonably withheld, or (iii) as required by applicable law, or as otherwise expressly and specifically provided to the contrary in this Agreement, to use all reasonable efforts to: carry on its business diligently and in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, and to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and to pay or perform other material obligations when due.
     In addition, except (i) as provided in Section 4.2 of the MRV Disclosure Letter, (ii) to the extent that Fiberxon shall otherwise provide written consent, not to be unreasonably withheld, or (iii) as required by applicable law, from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, MRV shall not do any of the following:
          (a) Fail to file any periodic reports required to be filed with the SEC pursuant to the Exchange Act, except in such case as (i) the consent of MRV’s auditors is required in connection with such filing and the auditors have not delivered such consent or (ii) filing without the consent of MRV’s auditors would cause its auditors to withdraw from representing MRV and the auditors have not delivered such consent;

          (b) Cause, permit or propose any amendments to its bylaws that materially adversely affects the rights of the holders of MRV Common Stock or cause, permit or propose any amendments to any charter document (or similar governing instrument of any Subsidiaries) that changes any material term or provision or otherwise adversely affects the rights of the holders of MRV Common Stock;
          (c) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, subject to the requirements of applicable laws and duties;
          (d) Purchase, redeem or otherwise acquire, directly or indirectly, in the aggregate more than ten percent of the shares of capital stock of MRV outstanding as of the date hereof, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;
          (e) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.2(a) through (e) above;
          provided, however, that if MRV takes any actions to declare, set aside or pay any dividends (whether in cash, stock, equity securities or property) or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of MRV, the Merger Consideration shall be adjusted to include the additional number of Merger Shares, amount of Merger Cash or other forms of like consideration (in the event of a dividend or distribution by MRV other than in cash or MRV Common Stock) the Fiberxon Stockholders would have received if they were MRV stockholders on the date that such dividends or other distributions were declared or made, and allocated among the Fiberxon Stockholders based on the number of shares of MRV Common Stock each Fiberxon Stockholder would otherwise receive pursuant to the First Merger.
     4.3 Support for Luminent/Fiberxon. Until the Luminent IPO has occurred, MRV shall ensure Luminent and Survivor (or any successor in interest) have cash sufficient for the operation and growth of their respective businesses as currently anticipated to be conducted by the parties.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Securities Act Exemption. It is intended that the MRV Common Stock and the Deferred Consideration Payment to be issued pursuant to this Agreement, including any such MRV Common Stock issued as part of the Deferred Consideration Payment, will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof.
     5.2 California Permit; Fairness Hearing.
          (a) MRV shall use all reasonable efforts to file as soon as practicable after the date hereof an application intended to satisfy the requirements of the California Corporations Code with the California Department of Corporations and request a hearing be held as soon as practicable after the date hereof to apply to obtain a California Permit from the Commissioner so that the issuance of MRV Common Stock and the Deferred Consideration Payment in the First Merger and the shares of MRV Common Stock issued in connection with the dividend paid in accordance with Section 1.14 shall be exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(10) thereof. Each of MRV, Submerger and Fiberxon shall reasonably cooperate with each other in the preparation and submission of any and all documents and materials required by the California Department of Corporations in connection therewith. Each of MRV and Fiberxon shall be solely responsible for any statement, information or omission in such materials relating to it or its affiliates based upon written information furnished by it. MRV will respond to any comments from the California Department of Corporations and work with Fiberxon in good faith and use all reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that no party shall be required to modify any of the terms of this Agreement or the First Merger, or the transactions contemplated hereby, in order to obtain the California Permit. Additionally, Fiberxon shall prepare for filing with the California Permit application, with the cooperation of MRV, a related information statement or other disclosure document for the offer and issuance of the shares of MRV Common Stock to be received by the holders of Fiberxon Capital Stock in the First Merger (the “Information Statement”). MRV shall notify Fiberxon promptly upon the receipt of any comments from the California Department of Corporations or its staff or any other governmental officials and of any request by the California Department of Corporations or its staff or any other governmental officials for amendments or supplements to the application for the California Permit or any filing pursuant to Section 5.2 or for additional information and shall supply Fiberxon with copies of all such correspondence. MRV shall provide Fiberxon with a reasonable opportunity to review and comment on any and all correspondence between MRV or any of its representatives, on the one hand, and the California Department of Corporations or its staff or any other governmental officials, on the other hand, with respect to the application for the California Permit or any filing pursuant to Section 5.8 before such correspondence is submitted and will provide Fiberxon with copies of any such correspondence. Each party shall if practicable consult with the other party prior to contacting the California Department of Corporations regarding the Mergers to provide the other party with a reasonable opportunity to consult on the substance of such communications. MRV shall use all reasonable efforts to cause all documents it is responsible for filing with the California Department of Corporations or other regulatory authorities under this Section 5.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. MRV shall provide Fiberxon with a reasonable opportunity to review and comment on any amendment or supplement to the application for the California Permit prior to filing such with the California Department of Corporations, and will provide a copy of all filings made with the California Department of Corporations. Each of MRV and Fiberxon agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in its respective reasonable judgment or the reasonable judgment of its respective counsel, may be required or appropriate under the Fairness Hearing Law and applicable Legal Requirements for inclusion in the Information

Statement or in the application for the California Permit, or in any amendments or supplements to either of them, and to cause its respective counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement (with respective auditors providing consent if necessary). Anything to the contrary contained herein notwithstanding, neither Fiberxon nor MRV shall include in the application for the California Permit or the Information Statement any information with respect to the other or its affiliates, the form and content of which shall not have been approved by such other party prior to such inclusion. As promptly as practical after the date of this Agreement, MRV shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. Fiberxon shall use its reasonable efforts to assist MRV as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.
          (b) In the event that the Commissioner denies the California Permit or MRV does not receive the California Permit within ninety (90) days following the execution of this Agreement, MRV and Fiberxon shall promptly negotiate in good faith a process pursuant to which (i) the securities to be issued pursuant to this Agreement may be issued under another exemption to the Securities Act, (ii) MRV shall use its reasonable best efforts to register the securities to be issued pursuant to such exemption such that upon effectiveness of such registration the Fiberxon Stockholders would own freely tradeable securities, and (iii) proceed with the intended issuances in compliance with such exemptions.
     5.3 Fiberxon and MRV Information.
          (a) Accuracy of Fiberxon Information. Fiberxon agrees to use all reasonable efforts to ensure that the Information Statement to be sent to the Fiberxon Stockholders in connection with the solicitation of the approval of the Fiberxon Stockholders of the First Merger and this Agreement shall not, (X) on the date the Information Statement is first mailed to the Fiberxon Stockholders, or (Y) at the Effective Time, with respect to information supplied or to be supplied by Fiberxon, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to Fiberxon or any of its affiliates, officers or directors is discovered by Fiberxon which should be set forth in an amendment to the Information Statement, Fiberxon shall promptly inform MRV. Notwithstanding the foregoing, Fiberxon makes no representation or warranty with respect to any information supplied by MRV or Submerger which is contained in the foregoing documents.
          (b) Accuracy of MRV Information. MRV agrees to use all reasonable efforts to ensure that the Information Statement to be sent to the Fiberxon Stockholders in connection with the solicitation of the approval of the Fiberxon stockholders of the First Merger and this Agreement shall not, (X) on the date the Information Statement is first mailed to the Fiberxon Stockholders, as applicable, or (Y) at the Effective Time, with respect to information supplied by MRV or to be supplied by MRV, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to MRV or any of its affiliates, officers or directors is discovered by MRV which should be set forth in an amendment to the Information Statement, MRV shall promptly inform Fiberxon. Notwithstanding the foregoing,

MRV makes no representation or warranty with respect to any information supplied by Fiberxon which is contained in the foregoing documents.
     5.4 Fiberxon Stockholder Approval.
          (a) Promptly following the execution of this Agreement, Fiberxon shall submit this Agreement and the transactions contemplated hereby to the Fiberxon Support Stockholders for approval and adoption as provided by the DGCL and the Fiberxon Certificate of Incorporation and By-laws in the form attached at Exhibit B. Promptly following the receipt of the California Permit, Fiberxon shall submit this Agreement and the transactions contemplated hereby to the other Fiberxon Stockholders for approval and adoption as provided in Section 5.4(c). The Fiberxon Support Stockholders shall continue to constitute at least (i) a majority of the outstanding shares of Fiberxon Common Stock and outstanding shares of Fiberxon Preferred Stock, voting together as a single class (with each share of Fiberxon Common Stock entitled to one vote and each share of Fiberxon Preferred Stock entitled to a number of votes equal to the number of shares of Fiberxon Common Stock into which it is then convertible), and (ii) fifty-five percent (55%) of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class,
          (b) Any materials to be submitted to the Fiberxon Stockholders in connection with the solicitation of their approval of the First Merger and this Agreement (the “Soliciting Materials”) shall include information regarding Fiberxon, the terms of the Mergers and this Agreement, and subject to Section 5.4(d) include the recommendation of the Fiberxon Board in favor of the First Merger, this Agreement, and the other transactions contemplated by this Agreement, and a statement that the Fiberxon Board has determined that the terms of the Mergers and this Agreement are fair to and in the best interests of Fiberxon and the Fiberxon Stockholders. Anything to the contrary contained herein notwithstanding, Fiberxon shall not include in the Soliciting Materials any information with respect to MRV or its Affiliates unless MRV has approved of the form and content of such information prior to inclusion, which approval by MRV shall not be unreasonably withheld, delayed or conditioned. Fiberxon shall use its commercially reasonable efforts to obtain the approval or consent of the Fiberxon Stockholders sufficient to approve the First Merger and this Agreement as promptly as practicable following the date hereof.
          (c) The Soliciting Materials shall include all notices and disclosures required under Section 262 of the DGCL. Fiberxon shall seek approval of this Agreement, the Mergers and the transactions contemplated thereby by the Fiberxon Stockholders pursuant to an Action by Written Consent, in the form attached hereto as Exhibit C (the “Merger Written Consent”). The Merger Written Consent shall include and constitute the irrevocable approval of the Fiberxon Stockholders of (A) the Fiberxon Voting Proposal and (B) the appointment of Yoram Snir as Stockholders’ Agent. Immediately after the Effective Time of the First Merger, Fiberxon will (or MRV will cause Fiberxon to) mail all notices and disclosures required under Section 262 of the DGCL to the extent not already mailed to Fiberxon Stockholders.
          (d) Unless prohibited by its fiduciary duties under applicable laws, the Fiberxon Board shall unanimously recommend to the Fiberxon Stockholders that such stockholders approve the Fiberxon Voting Proposal, and the Information Statement shall contain such recommendation, as well as the conclusion of the Fiberxon Board that the terms and conditions of the Mergers are in the best interests of the Fiberxon Stockholders in the opinion of the Fiberxon Board, and neither the Fiberxon Board nor any committee thereof shall, unless prohibited by its fiduciary duties under applicable laws, withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to MRV, the recommendation of the Fiberxon Board that the Fiberxon Stockholders vote in favor of the Fiberxon Voting Proposal.
     5.5 Confidentiality; Access to Information.
          (a) The parties acknowledge that Fiberxon and MRV have previously executed a Confidentiality Agreement, dated November 1, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in accordance with its terms until the Closing shall have occurred, at which time it shall terminate.
          (b) Access to Information. Fiberxon will afford MRV and MRV’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time of the First Merger to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as MRV may reasonably request; provided, however, that Fiberxon may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. In addition, any information obtained from Fiberxon or any Fiberxon Subsidiary pursuant to the access contemplated by this Section 5.5(b) shall be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary herein, any access to any Fiberxon Facility shall require prior consent of Fiberxon and shall be subject to Fiberxon’s reasonable measures and insurance requirements and shall not include the right to perform any “invasive” testing, including, without limitation, any Phase II environmental assessment without the written consent of Fiberxon which can be granted or denied at the sole discretion of Fiberxon. Fiberxon will promptly notify MRV upon (i) receipt of any written notice of infringement of the Intellectual Property of any third party, (ii) Fiberxon becoming a party to any Legal Proceeding, and (iii) Fiberxon learning that a suspension or cancellation of any Fiberxon Permit is pending or threatened in writing, (iv) development or creation, independently or jointly with Fiberxon, of technology, software or Intellectual Property for Fiberxon or any of its Subsidiaries by a third party other than pursuant to an agreement existing on the date hereof, (v) Fiberxon or any of its Subsidiaries entering into any material contracts, licenses or agreements under which a third party will exclusively license or transfer any Intellectual Property to Fiberxon or any of its Subsidiaries, (vi) entering into any Fiberxon Scheduled Contract, or (vii) incurring any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with US GAAP which, individually or in the aggregate, would have a Material Adverse Effect on Fiberxon, except those liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby, in each case after the date hereof to the extent not previously disclosed in Fiberxon Disclosure Letter.

     5.6 No Solicitation.
          (a) From and after the date of this Agreement until the Effective Time of the First Merger or termination of this Agreement pursuant to Article VII, Fiberxon and its Subsidiaries will not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Fiberxon Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Fiberxon Acquisition Proposal, (iii) engage in discussions with any person with respect to any Fiberxon Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Fiberxon Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Fiberxon Acquisition Transaction; provided, however, until the date on which this Agreement is approved by the required vote of the Fiberxon Stockholders, this Section 5.6(a) shall not prohibit Fiberxon from furnishing information regarding Fiberxon and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Fiberxon Superior Offer submitted by such person or group to the extent and so long as (1) neither Fiberxon nor any representative of Fiberxon and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.6(a) in connection with such Fiberxon Superior Offer, (2) the Fiberxon Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Fiberxon Board to comply with its fiduciary obligations to the Fiberxon Stockholders under applicable law and to not violate applicable law, (3) (x) at least one (1) Business Day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Fiberxon gives MRV written notice of the identity of such person or group and of Fiberxon’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Fiberxon receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Fiberxon furnishes such information to MRV (to the extent such information has not been previously furnished by Fiberxon to MRV). Fiberxon and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Fiberxon Acquisition Proposal. In addition to the foregoing, Fiberxon shall (i) provide MRV with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Fiberxon Board but in no event less than eight hours) of any meeting of the Fiberxon Board at which the Fiberxon Board is reasonably expected to consider a Fiberxon Acquisition Proposal and (ii) provide MRV with at least three (3) Business Days prior written notice of a meeting of the Fiberxon Board at which the Fiberxon Board is reasonably expected to recommend a Fiberxon Superior Offer to the Fiberxon Stockholders and together with such notice a copy of the definitive documentation relating to such Fiberxon Superior Offer.
          (b) For purposes of this Agreement, “Fiberxon Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by MRV) relating to any Fiberxon Acquisition Transaction. For the purposes of this Agreement, “Fiberxon Acquisition Transaction”

shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Fiberxon by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Fiberxon or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Fiberxon or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Fiberxon pursuant to which the stockholders of Fiberxon immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Fiberxon; or (C) any liquidation or dissolution of Fiberxon. For purposes of this Agreement, “Fiberxon Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fiberxon, pursuant to which the stockholders of Fiberxon immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Fiberxon of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Fiberxon’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Fiberxon), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of Fiberxon Capital Stock, in each case on terms that the Fiberxon Board determines in its good faith judgment (after consultation with its legal advisors) to be more favorable to the Fiberxon Stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Fiberxon Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.
          (c) In addition to the obligations of Fiberxon set forth in clause (i) of Section 5.6(a), Fiberxon as promptly as practicable, and in any event within twenty-four (24) hours, shall advise MRV orally and in writing of any request received by Fiberxon for information which Fiberxon reasonably believes could lead to a Fiberxon Acquisition Proposal or of any Fiberxon Acquisition Proposal, the material terms and conditions of such request, Fiberxon Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Fiberxon Acquisition Proposal or inquiry. Fiberxon will keep MRV informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Fiberxon Acquisition Proposal or inquiry.
          (d) Fiberxon shall be deemed to have breached the terms of this Section 5.6 if any of its directors or officers, any of Li Hsu, Ying (Jack) Lu, Rang-chen Yu, Szu-Chun Wang and Chao (Charpen) Zhang, provided that such person is employed by Fiberxon at such time, or any other agents, representatives or affiliates of Fiberxon shall take any action that is prohibited by this Section 5.6. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that MRV shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.6 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which MRV may be entitled at law or in equity.
     5.7 Public Disclosure. MRV and Fiberxon will consult with each other and agree before issuing any press release, making any public statement or otherwise making any disclosure with respect to the First Merger, this Agreement (including the Fiberxon Disclosure Letter) or a Fiberxon Acquisition Proposal and will not issue any such press release or make any such public statement or other disclosure prior to such agreement, except to the extent necessary in order to comply with (i) Sections 5.2 (California Permit; Fairness Hearing), 5.4 (Fiberxon Stockholder Approval) and 5.8 (Regulatory Filings; Reasonable Efforts), and (ii) applicable law or any listing agreement with a national securities exchange or the Nasdaq Global Market.
     5.8 Regulatory Filings; Reasonable Efforts.
          (a) Regulatory Filings. Each of MRV, Submerger and Fiberxon shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of MRV, Submerger and Fiberxon shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the First Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act; (ii) any other filing necessary to obtain any Necessary Consent; (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction; and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the First Merger, including, if applicable, assisting its foreign shareholders in making such individual registrations and filings as may be necessary for individual acquisition of MRV Common Stock in the First Merger or the other transactions contemplated by this Agreement. Each of MRV, Submerger and Fiberxon will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8(a) to comply in all material respects with all applicable Legal Requirements.
          (b) Exchange of Information. MRV, Submerger and Fiberxon each shall promptly supply the other with any information, which may be required in order to effectuate any filings or application pursuant to Section 5.8(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Fiberxon, Submerger and MRV shall consult with the others prior to taking a position with respect to any such filing, shall, to the extent reasonably required to permit appropriate coordination of efforts, permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the others in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of MRV, Submerger and Fiberxon need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.
          (c) Notification. Each of MRV, Submerger and Fiberxon will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), MRV, Submerger or Fiberxon, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
          (d) Reasonable Efforts. Subject to the express provisions of Section 5.4 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the First Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, waivers and approvals, in a form and substance reasonably acceptable to MRV, of any parties to any Contract listed on Schedule 5.8(d) (including all consents, waivers and approvals set forth in the Fiberxon Disclosure Schedule) as are required thereunder in connection with the First Merger or the Second Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, MRV, the first Merger Surviving Entity and/or the Surviving Entity under such Contract from and after the Effective Time all other necessary consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue such third party consents with respect to the Mergers (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a failure by Fiberxon to comply with any of its covenants herein or a failure of a condition to Closing hereunder)); (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative (including actions by a private party) challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Fiberxon Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), MRV shall be solely responsible for making all such payments or providing all such additional security. In connection with and without limiting the foregoing, Fiberxon and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the First Merger, this Agreement or any of the transactions contemplated by this Agreement (other than the Second Merger), use all reasonable efforts to ensure that the First Merger and the other transactions contemplated by this Agreement (other than the Second Merger) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the First Merger, this Agreement and the transactions contemplated hereby.
          (e) Divestitures. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require MRV or Fiberxon or any Subsidiary thereof to take or agree to take any Action of Divestiture (as defined below), which would be reasonably likely to have a material adverse impact on the business of MRV and its Subsidiaries on a combined basis with the business of Fiberxon and its Subsidiaries following the First Merger (a “Material Divestiture”). For purposes of this Agreement, an “Action of Divestiture” shall mean (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of MRV or any of its Subsidiaries or Fiberxon or any of its Subsidiaries, (ii) the imposition of any limitation or regulation on the ability of MRV, Fiberxon or any of their Subsidiaries to freely conduct their business or own such assets, or (iii) the holding separate of the shares of Fiberxon Capital Stock or any limitation or regulation on the ability of MRV or any of its Subsidiaries to exercise full rights of ownership of the shares of Fiberxon Capital Stock.
     5.9 Notification of Certain Matters.
          (a) By Fiberxon. Fiberxon shall give prompt notice to MRV and Submerger of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Fiberxon to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.1 or 6.3 will not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) will not limit or otherwise affect the remedies available hereunder to MRV or the representations, warranties or covenants of Fiberxon or the conditions to the obligations of MRV or Submerger.
          (b) By MRV. MRV and Submerger shall give prompt notice to Fiberxon of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of MRV or Submerger to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.1 or 6.2 would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(b) will not limit or otherwise affect the remedies available hereunder to Fiberxon or the representations, warranties or covenants of MRV or Submerger or the conditions to the obligations of Fiberxon.
     5.10 Stock Options; Employee Benefits.
          (a) Assumption of Fiberxon Stock Options. Effective as of the Effective Time of the First Merger, each Fiberxon Option granted under the Fiberxon Stock Option Plan that is outstanding immediately prior to the Effective Time of the First Merger, whether or not then exercisable or vested, shall be assumed by MRV. As of the Effective Time of the First Merger, each such Fiberxon Option shall cease to represent a right to acquire shares of Fiberxon Common Stock and shall be converted automatically into an option to purchase shares of MRV Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each such Fiberxon Option so assumed by MRV shall be subject to, and shall become exercisable and vested upon, the same terms and conditions as are currently applicable to such Fiberxon Option, except that (i) each assumed Fiberxon Option shall be exercisable for, and represent the right to acquire, that number of shares of MRV Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Fiberxon Common Stock subject to such Fiberxon Option immediately prior to the Effective Time of the First Merger multiplied by (B) the Option Exchange Ratio and (ii) the exercise price per share of MRV Common Stock subject to each assumed Fiberxon Option shall be an amount equal to (A) the exercise price per share of Fiberxon Common Stock subject to such Fiberxon Option in effect immediately prior to the Effective Time of the First Merger divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent). The conversion of Fiberxon Options provided for in this Section 5.10(a) (whether or not intended to be “incentive stock options” as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. The value of the aggregate Deferred Consideration Payment shall be determined in good faith by the Board of Directors of MRV as of the Effective Time based on (in part) a valuation by an independent third party expert and the anticipated valuation of Luminent in the Luminent IPO. The Option Exchange Ratio shall be appropriately adjusted in the event of an adjustment to the aggregate Merger Consideration pursuant to Section 4.2.
          (b) Service Credit; Eligibility. Following the Effective Time of the First Merger, MRV shall arrange for each Employee who is a participant in a Fiberxon Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) , including any vacation plan or program (the “Company Participants”), who becomes an employee of MRV, any MRV Subsidiary or the Surviving Entity and their dependents to be eligible for substantially similar employee welfare benefits as those received by MRV employees with similar positions and responsibilities. To the extent permitted under applicable Legal Requirements and the applicable waiting periods in MRV’s employee welfare benefit plans and arrangements, each Company Participant shall be given service credit for all purposes under MRV’s employee welfare benefit plans and arrangements, including for eligibility to participate (provided that no retroactive contributions will be required), eligibility for vesting under MRV’s employee welfare benefit plans and arrangements with respect to his or her length of service with Fiberxon (and its subsidiaries and predecessors) prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. To the extent permitted under applicable Legal Requirements and the terms and provisions of MRV’s employee benefit plans and arrangements, MRV shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any MRV employee welfare benefit plans and arrangements to be waived with respect to such Company Participants (and their beneficiaries) (except to the extent that such Company Participant was subject to a pre-existing condition limitation or had not yet satisfied a waiting period under the corresponding MRV welfare benefit plan) and shall provide them with credit for any expenses incurred or portion of any waiting period satisfied during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any MRV employee welfare benefit plans or arrangements in which they are eligible to participate after the Closing Date.
          (c) [RESERVED.]
          (d) Allocation to Fiberxon Management. At or before the Closing, a number of shares of Luminent capital stock (“Luminent Common Stock”) which will equal to 1.65% of the shares of Luminent Common Stock outstanding immediately prior to the closing of the Luminent IPO, calculated using the treasury method, shall be issued to members of Fiberxon’s management team in amounts to be allocated by (i) as determined by Fiberxon either (A) Fiberxon’s Chief Executive Officer or (B) Fiberxon’s Chief Operations Officer, and (ii) the Luminent Chief Executive Officer. These shares will be “restricted shares” and would vest at a rate of 25% per year commencing one-year from the Closing and shall have such other rights and be subject to conditions as are set forth in employment agreements/severance agreements to be entered into by Luminent and the individual employee.
          (e) Distribution to Employees. Three million United States dollars ($3,000,000) in cash shall be allocated among and paid to individuals employed by Fiberxon as of the Closing as a bonus. Such amount shall be allocated to such Persons by the Chief Executive Officer of Luminent and the Chief Executive Officer of Fiberxon.
          (f) Luminent Stock Options. Prior to or at the Luminent IPO, Luminent employees who are former Fiberxon employees will be granted options under a Luminent employee stock plan in existence prior to the Luminent IPO to purchase a number of shares of Luminent Common Stock such that, after such grants, such former Fiberxon employees hold or have the right to acquire, in the aggregate (in a combination of restricted stock referred to in paragraph (e), the new Luminent options referred to in this sentence and Luminent options that were assumed by MRV as described in paragraph (a) and subsequently converted in Luminent options) shares of Luminent Common Stock equal to 4.0% of the Total Luminent Participating Shares, calculated on a treasury method, immediately prior to the closing of the Luminent IPO.
          (g) Vested Options. Fiberxon shall use its reasonable efforts to provide evidence reasonably satisfactory to MRV of the Agreement of each of the Fiberxon employees listed on Schedule 5.10(g) hereto to exercise all of its vested options within 3 business days following the filing and effectiveness of a registration statement on Form S-8 filed by MRV registering the sale of MRV common stock underlying Fiberxon Options.

          (h) Cooperation. MRV and Fiberxon shall reasonably cooperate with one another and provide such information to each other as MRV or Fiberxon shall reasonably request in order to enable MRV and Fiberxon to satisfy their obligations under this Section 5.10.
          (i) Form S-8. MRV shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MRV Common Stock for delivery upon exercise of the assumed Fiberxon Options and shall use all reasonable efforts to file as soon as practical following the later of (i) the Closing Date or (ii) the filing of MRV’s Annual Report on Form 10-K for the year ended December 31, 2006, and no later than three (3) days thereafter, a registration statement on Form S-8 (or any successor to Form S-8), to the extent available, so as to register the shares of MRV Common Stock subject to such Fiberxon Options, and shall use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.
     5.11 Nasdaq Listing. MRV agrees to use all reasonable efforts to cause the shares of MRV Common Stock issuable in connection with the First Merger (the “MRV Reserved Shares”), upon official notice of issuance, to be authorized for quotation on the Nasdaq Global Market.
     5.12 Other MRV Transactions. From and after the date hereof and until the termination of this Agreement pursuant to Article VIII, except upon receipt of the prior consent of Fiberxon, MRV shall not, nor shall it authorize its officers, directors, employees, agents or affiliates to enter into one or more Purchase Transactions, which but for the entering into of such Purchase Transaction, the Closing Date would have occurred on or prior to the End Date. A “Purchase Transaction” means (i) any acquisition of stock or assets of a third party by MRV or any of its Subsidiaries, or (ii) any merger, consolidation, recapitalization, liquidation or other similar transaction involving MRV or any of its Subsidiaries. MRV acknowledges that any such negotiations were terminated and suspended on the date of the Exclusivity Agreement.
     5.13 Indemnification.
          (a) MRV will and will cause the Surviving Entity to fulfill and honor all rights to indemnification existing as of the date of this Agreement in favor of an officer, director or employee of Fiberxon or any of its Subsidiaries (the “Fiberxon Indemnified Parties”), whether provided in the Fiberxon Charter Documents or pursuant to any contractual agreement (as in effect as of the date of this Agreement) to survive the First Merger and be observed by the Surviving Entity to the fullest extent permitted by applicable law until not earlier than the sixth anniversary of the Effective Time of the First Merger.
          (b) The provisions of this Section 5.13 are (i) intended to be for the benefit of, and shall be enforceable by the Fiberxon Indemnified Parties and their heirs and personal representatives and shall be binding on MRV and the Surviving Entity and its successors and assigns and (ii) shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event MRV or the Surviving Entity or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of MRV or the Surviving Entity, as the case may be, honors the obligations set forth with respect to MRV or the Surviving Entity, as the case may be, in this Section 5.13.
     5.14 FIRPTA Compliance. On the Closing Date, Fiberxon shall deliver to MRV a properly executed statement in a form reasonably acceptable to MRV for purposes of satisfying MRV’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.15 Submerger and Survivor Compliance. MRV shall cause each of Submerger and Survivor to comply with all of their respective obligations under or relating to this Agreement. Prior to the effective time of the Mergers, neither Submerger nor Survivor shall engage in any business which is not in connection with the Mergers pursuant to this Agreement.
     5.16 Termination of 401(k) Plan. The Fiberxon agrees, if requested by MRV in writing, to terminate its 401(k) Plan no later than the day immediately prior to the Closing and shall provide MRV with evidence that such 401(k) Plan has been terminated (effective no later than the day immediately preceding the Effective Time of the First Merger) pursuant to resolutions of Fiberxon’s Board of Directors. The form and substance of such resolutions shall be subject to review and reasonable approval of MRV.
     5.17 Certain Litigation. From the date hereof, Fiberxon shall use all reasonable efforts to provide MRV with periodic updates (upon the request of MRV) of the status and developments in the litigation referenced in Section 2.9 of the Fiberxon Disclosure Letter.
     5.18 Treatment as Reorganization. The parties hereto shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither Fiberxon nor MRV has taken or will take any action, either before or after the Closing, which could cause the Integrated Merger to fail to qualify as a reorganization. Each of MRV, Fiberxon and Submerger shall deliver officer’s certificates as requested by counsel for purposes of rendering the opinions described in Section 6.1(e) hereto. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulations Section 1.368-3T.
     5.19 Affiliates. Within 10 days following the date of this Agreement, Fiberxon shall deliver to MRV a letter identifying all known Persons who may be deemed affiliates of the Fiberxon for purposes of Rule 144 or Rule 145 of the Securities Act. Fiberxon shall use its reasonable efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, prior to the Effective Time, substantially in the form of Exhibit D hereto.
     5.20 Non-Compete Agreements. On or prior to the Effective Time, Fiberxon shall use its commercially reasonable efforts to obtain from each of Li Hsu, Ying (Jack) Lu, Rang-chen Yu, Szu-Chun Wang and Chao (Charpen) Zhang, provided that such person is employed by Fiberxon at such time, a non-compete agreement, substantially in the form of Exhibit E hereto.

     5.21 Fiberxon Charter Amendment. On or prior to the Effective Time, Fiberxon shall use its commercially reasonable efforts to obtain the necessary approval of its stockholders to amend Fiberxon’s Certificate of Incorporation in order to permit the payment of the dividends described in Section 1.14.
ARTICLE VI
CONDITIONS TO THE FIRST MERGER
     6.1 Conditions to Obligations of Each Party to Effect the First Merger. The respective obligations of each party to this Agreement to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of the First Merger of the following conditions, any of which may be waived, in writing, by Fiberxon and MRV together:
          (a) Stockholder Approval. Fiberxon shall have obtained the Fiberxon Stockholder Approval and holders of no more than three percent (3%) of Fiberxon’s Capital Stock shall be Dissenting Shares.
          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Merger illegal or otherwise prohibiting consummation of the First Merger or the issuance of the Merger Shares to the Fiberxon Stockholders.
          (c) Permit to Issue Securities. (i) The Commissioner shall have issued the California Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order or (ii) if Section 5.2(b) applies, the parties are reasonably satisfied that the MRV securities to be issued pursuant to this Agreement may be issued under other exemptions to the Securities Act and have agreed on the process for issuance of such securities.
          (d) HSR Act; Other Pre-Merger Clearances. The waiting period, if any, (and any extension thereof) applicable to the First Merger under the HSR Act shall have been terminated or shall have expired. Any necessary pre-merger clearances or approvals pursuant to Legal Requirements applicable to Fiberxon or its Subsidiaries or MRV, Luminent, Submerger or the Survivor in any jurisdiction shall have been received from the appropriate Governmental Entity or necessity of receipt prior to the closing of the First Merger shall have been waived or acknowledged as unnecessary by the appropriate Governmental Entity, in each case where failure to receive such clearance or approval would constitute a Material Adverse Effect on the combined company.
          (e) Tax Opinions. MRV shall have received an opinion of Kirkpatrick and Lockhart Preston Gates Ellis LLP, and Fiberxon shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the Closing Date, and each to the effect that the Integrated Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that in rendering such opinions, counsel shall be entitled to assume that the value of the stock consideration will constitute at least 40% of the overall consideration including the Deferred Consideration Payment. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of

MRV, Submerger, and Fiberxon, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the Closing Date.
     6.2 Additional Conditions to Obligations of Fiberxon. The obligation of Fiberxon to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of the First Merger of each of the following conditions, any of which may be waived, in writing, exclusively by Fiberxon:
          (a) Representations and Warranties. The representations and warranties of MRV and Submerger contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to MRV and Submerger. Fiberxon shall have received a certificate with respect to the foregoing signed on behalf of MRV by the Chief Executive Officer and Chief Financial Officer of MRV.
          (b) Agreements and Covenants. MRV and Submerger shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time of the First Merger, and Fiberxon shall have received a certificate to such effect signed on behalf of MRV by a duly authorized officer.
          (c) Material Adverse Change. No Material Adverse Effect on MRV shall have occurred since the date hereof and be continuing.
          (d) Nasdaq Trading. There shall not have been a suspension in trading of MRV Common Stock on the Nasdaq Global Market at any time during the five (5) trading days prior to and on the Closing Date.
          (e) Nasdaq Listing. (i) The Merger Shares shall be authorized for quotation on the Nasdaq Global Market, (ii) MRV shall not have taken any action which would reasonably be expected to result in the delisting of the MRV Common Stock from the Nasdaq Global Market or (iii) MRV shall not have received written notice from the Nasdaq Global Market of institution of proceedings to delist the shares of MRV.
          (f) Legal Opinion. Fiberxon shall have received legal opinions from Kirkpatrick & Lockhart, Preston Gates Ellis LLP reasonably acceptable to Fiberxon covering the matters and in substantially the form attached hereto as Exhibit F.

          (g) Amendment of Certificate of Incorporation to Permit Dividend. The Fiberxon Stockholders shall have approved an amendment to Fiberxon’s Certificate of Incorporation to permit the payment of the dividends described in Section 1.14 and reflecting the Series A, Series B and Series C Liquidation Preferences set forth herein.
     6.3 Additional Conditions to the Obligations of MRV. The obligations of MRV to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of the First Merger of each of the following conditions, any of which may be waived, in writing, exclusively by MRV:
          (a) Approval. This Agreement and the First Merger shall have received the requisite approval of holders of Fiberxon Capital Stock stockholders and the number of Dissenting Shares shall not exceed three percent (3%) of the number of shares of outstanding Fiberxon Capital Stock.
          (b) Representations and Warranties. The representations and warranties of Fiberxon contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to Fiberxon. MRV shall have received a certificate with respect to the foregoing signed on behalf of Fiberxon by a duly authorized officer of Fiberxon.
          (c) Agreements and Covenants. Fiberxon shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time of the First Merger, and MRV shall have received a certificate to such effect signed on behalf of Fiberxon by a duly authorized officer of Fiberxon.
          (d) Material Adverse Change. No Material Adverse Effect on Fiberxon shall have occurred since the date hereof and be continuing.
          (e) Third Party Consents. MRV shall have been furnished with all consents, approvals and waivers set forth on Section 5.8(d) of the Fiberxon Disclosure Letter or with evidence satisfactory to MRV that such consents, approvals and waivers have been obtained.
          (f) Resignation of Fiberxon Directors and Officers. The directors and officers of Fiberxon in office immediately prior to the Effective Time of the First Merger shall have resigned as directors and officers of the Surviving Entity and each of its Subsidiaries, respectively, effective immediately following the Effective Time of the First Merger.

          (g) Termination of Fiberxon Employee Plans. Upon request by MRV, Fiberxon shall have provided MRV with resolutions of the Fiberxon Board terminating the Fiberxon 401(k) Plan referred to in Section 5.16 of this Agreement.
          (h) Legal Opinion. MRV and Survivor shall have received legal opinions from Wilson Sonsini Goodrich & Rosati, P.C. reasonably acceptable to MRV and Survivor covering the matters and in substantially the form attached hereto as Exhibit G.
          (i) PRC Legal Opinion. MRV shall have received a legal opinion from King and Wood, legal counsel to Fiberxon with respect to its Subsidiaries located in or doing business in the PRC, in substantially the form attached as Exhibit H to this Agreement.
          (j) Audited Financial Statements. MRV shall have received from Fiberxon audited consolidated financial statements (including restatements thereof, if applicable) for the periods ended December 31, 2004, 2005 and 2006, for which as of the Closing Date Fiberxon’s auditor’s opinion with respect to such financial statements is in full force and effect and Fiberxon has not received any written notice from its auditors that such opinions and related financial statements may no longer be relied upon.
          (k) Payments by UTStarcom. UTStarcom shall not be past due on any amounts owed to Fiberxon in excess of $25,000 in the aggregate. Fiberxon shall have provided MRV an updated schedule of amounts due from UTStarcom with the designations specified in Section 2.20 of this Agreement within 15 days prior to the Closing Date.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties as provided below, whether before or after the requisite approvals of the stockholders of Fiberxon:
          (a) by mutual written consent duly authorized by the boards of directors of MRV and Fiberxon;
          (b) by either Fiberxon or MRV if the Closing shall not have occurred by June 30, 2007 (the “End Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has prevented the consummation of the transactions contemplated hereby prior to the End Date and such action or failure to act constitutes a breach of this Agreement for so long as such breach causes such prevention.
          (c) by either Fiberxon or MRV if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to take action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the First Merger, which order, decree or ruling is final and nonappealable.
          (d) [RESERVED];

          (e) by Fiberxon, upon a breach of any representation, warranty, covenant or agreement on the part of MRV set forth in this Agreement, or if any representation or warranty of MRV shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in MRV’s representations and warranties or breach by MRV is curable by MRV within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of all reasonable efforts, then Fiberxon may not terminate this Agreement under this Section 7.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Fiberxon to MRV of such breach, provided MRV continues to exercise all reasonable efforts to cure such breach (it being understood that Fiberxon may not terminate this Agreement pursuant to this paragraph (e) if such breach by MRV is cured during such period); or
          (f) by MRV, upon a breach of any representation, warranty, covenant or agreement on the part of Fiberxon set forth in this Agreement, or if any representation or warranty of Fiberxon shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Fiberxon’s representations and warranties or breach by Fiberxon is curable by Fiberxon within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of all reasonable efforts, then MRV may not terminate this Agreement under this Section 7.1(f) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from MRV to Fiberxon of such breach, provided Fiberxon continues to exercise all reasonable efforts to cure such breach (it being understood that MRV may not terminate this Agreement pursuant to this paragraph (f) if such breach by Fiberxon is cured during such period).
     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Sections 7.1(e) and 7.1(f)). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and no party hereto shall have any liability hereunder, except (i) as set forth in Section 5.3(c), this Section 7.2, Section 7.3, Section 7.6 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. This Section 7.2 shall not impair the right of any party to compel specific performance by another party of its obligations hereunder.
     7.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
     7.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     7.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated.
     7.6 Payment by Fiberxon. In the event that (i) Fiberxon’s Board of Directors shall have withdrawn its recommendation in favor of the adoption and approval of the Agreement or the approval of the First Merger pursuant to Section 5.4(d), (ii) this Agreement is terminated by Fiberxon or MRV pursuant to Sections 7.1(b), and (iii) within nine (9) months following such termination of this Agreement, Fiberxon enters into a definitive agreement to effect the Fiberxon Acquisition Transaction that was reviewed by Fiberxon’s Board of Directors in connection with its withdrawal of its recommendation, Fiberxon shall promptly, but in no event later than two (2) business days after the date of such event, pay MRV a fee equal to five million dollars ($5,000,000) in immediately available funds and such payment shall be the sole and exclusive remedy relating therewith.
ARTICLE VIII
DEFERRED CONSIDERATION PAYMENT
     The amount and timing of the Deferred Consideration Payment shall be determined as set forth in this Article VIII.
     8.1 Amount of Payment. The amount of the Deferred Consideration Payment shall be $31,500,000; provided, however, that if the Deferred Consideration Payment becomes payable pursuant to Section 8.2(a)(i), then the Deferred Consideration Payment shall be equal to $31,500,000 plus an additional amount equal to the amount by which the Luminent IPO Amount exceeds $31,500,000.
     8.2 Timing of Payment.
          (a) Luminent IPO. Unless it shall have previously become payable as the result of an Acceleration Event, the Deferred Consideration Payment shall become due and payable (i) on the third business day after the closing date of the Luminent IPO or (ii) if the Luminent IPO has not occurred on or prior to such date, on the date that is eighteen (18) months after the Closing Date (the “IPO Deadline”).
          (b) Acceleration Events. Upon and after the occurrence of any Acceleration Event: (i) in the event that MRV receives notice from the Stockholders’ Agent that a majority in interest of the Fiberxon Stockholders wish to demand payment on account of such Acceleration Event (a “Fiberxon Acceleration Notice”), and such Fiberxon Acceleration Notice is given on or prior to the date (the “Automatic Acceleration Date”) that is thirty (30) days after notice by MRV to the Stockholders’ Agent that such Acceleration Event has occurred (an “MRV Acceleration Notice”); or (ii) in the event that MRV delivers an MRV Acceleration Notice to the Stockholders’ Agent and the Stockholders’ Agent fails to deliver a response to MRV (a “Deferral Notice”) on or prior to the Automatic Acceleration Date indicating that a majority in interest of the Fiberxon Stockholders wish to waive the acceleration of the Deferred Consideration Payment with respect to such Acceleration Event, then the Deferred Consideration Payment shall become due and payable ten (10) days after (A) delivery of the Fiberxon Acceleration Notice or (B) the Automatic Acceleration Date, as the case may be. In the event that the Stockholders’ Agent delivers a Deferral Notice on or prior to the Automatic Acceleration Date, the Deferred Consideration Payment shall not be payable with respect to the Acceleration Event referenced in the Deferral Notice, and shall become payable only upon the occurrence of a subsequent Acceleration Event or upon the completion of the Luminent IPO or the expiration of the IPO Deadline.
     8.3 Form of Payment. The Deferred Consideration Payment may be paid, at MRV’s option, in cash, shares of MRV Common Stock or some combination thereof, provided that such shares shall be issued pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act, or other applicable exemption from registration, and shall have been approved for listing on the Nasdaq Global Market. In the event that MRV elects to pay any portion of the Deferred Consideration Payment in shares of MRV Common Stock, the number of shares of MRV Common Stock to be issued will be determined by dividing (x) an amount equal to 103% of the portion of the Deferred Consideration Payment being paid in shares of MRV Common Stock by (y) the average closing price per share of MRV Common Stock as reported on The Nasdaq Global Market for the five consecutive Trading Days ending on (and including) the last Trading Day prior to the date that the Deferred Consideration Payment becomes due and payable. In the event that MRV elects to pay any portion of the Deferred Consideration Payment in shares of MRV Common Stock, MRV shall take all necessary actions (including filing and causing to become effective registration statements under the Securities Act, as necessary) so as to ensure that the shares of MRV Common Stock so issued are freely saleable by the Fiberxon Stockholders as soon as practical following issuance.
     8.4 Distribution to Fiberxon Stockholders. On or prior to the date that the Deferred Consideration Payment becomes due and payable in accordance with Section 8.2 above, MRV shall pay or deliver to each Fiberxon Stockholder, or cause to be delivered, the cash and/or shares of MRV Common Stock equal to such Fiberxon Stockholder’s Pro Rata Portion of the Deferred Consideration Payment, less such Fiberxon Stockholder’s Pro Rata Portion of (i) the Set-Off Fund and (ii) the Special Set-Off Fund.
     8.5 Information Regarding Luminent. For so long as the Deferred Consideration Payment remains unpaid, MRV and Luminent agree to provide to the Stockholders’ Agent such information relating to the expected Luminent IPO (including without limitation timing and expected valuation) as the Stockholders’ Agent may from time to time reasonably request. The Stockholders’ Agent will agree to treat any such information as confidential information and abide by any trading restrictions that may apply, provided that the Stockholders’ Agent shall be entitled to share such information with other Fiberxon Stockholders subject to the same trading restrictions.

ARTICLE IX
RIGHT OF SET-OFF
     9.1 Set-Off Funds. (a) Up to thirteen million dollars ($13,000,000) of the Deferred Compensation Payment that would otherwise be payable pursuant to Article VIII (the “Set-Off Fund”) shall be available to compensate Indemnified Persons for Damages as set forth in Section 9.3. MRV and Fiberxon each acknowledge that such Damages, if any, would relate to circumstances existing at the Effective Time, which if resolved at the Effective Time, would have led to a reduction in the Merger Consideration.
          (b) In addition to the Set-Off Fund up to five million dollars ($5,000,000) of the Deferred Compensation Payment that would otherwise be payable pursuant to Article VIII shall be available to compensate Indemnified Persons for Damages incurred during the Set-Off Period with respect to circumstances arising directly from and relating directly to the matters disclosed in Section 2.4(a) of the Fiberxon Disclosure Letter (the “Special Set-Off Fund”).
     9.2 Contribution to Set-Off Funds. For purposes of determining the reduction in the amount of Deferred Compensation Payment payable to each Fiberxon Stockholder pursuant to Section 1.7 and Article VIII hereof, each Fiberxon Stockholder will be deemed to have contributed his, her or its Pro Rata Portion (as defined below) of the Set-Off Fund and Special Set-Off Fund to be governed under the terms set forth in this Agreement. “Pro Rata Portion” shall mean, with respect to each Fiberxon Stockholder, the quotient obtained by dividing (x) the total number of shares of Fiberxon Common Stock (assuming conversion of all shares of Fiberxon Preferred Stock) held by such Fiberxon Stockholder immediately prior to the Effective Time by (y) the total outstanding shares of Fiberxon Common Stock (assuming conversion of all shares of Fiberxon Preferred Stock) held by all Fiberxon Stockholders immediately prior to the Effective Time.
     9.3 Recovery From Set-Off Fund.
          (a) Subject to the limitations set forth in this Article IX, the Set-Off Fund will be available to compensate MRV and its Subsidiaries, officers, directors, agents and employees, and each person, if any, who controls or may control MRV within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) for any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, “Damages”) incurred or accrued by the Indemnified Parties, or any of them, directly or indirectly (regardless of whether or not such Damages are related to any third-party claim) during the Set-Off Period and arising out of: (i) any inaccuracy in any representation or warranty made as of the date of this Agreement by Fiberxon in this Agreement, of which inaccuracy Fiberxon has Knowledge as of the date of this Agreement; (ii) any willful breach of any covenant or agreement of Fiberxon contained in this Agreement; (iii) any breach of the representations and warranties contained in the first and second sentences of Section 2.2(a), the first and second sentences of Section 2.2(b), or the first sentence of Section 2.2(c) (collectively, the “Capitalization Representations”); (iv) any Excess Payments; or (v) amounts payable out of the Special Set-Off Fund to the extent the amounts exceed the amount of the Special Set-Off Fund.

          (b) No Indemnified Person may receive any amounts from the Set-Off Fund unless and until the Indemnified Persons have incurred aggregate Damages in excess of $400,000 (the “Threshold”), after which the Set-Off Fund, subject to the terms of this Article IX, shall be available to compensate the Indemnified Persons for any Damages in excess of $200,000 (the “Deductible”); provided, however, that the Threshold and the Deductible shall not apply to recovery of Damages that arise out of the matters set forth in clauses (iii) and (iv) of Section 9.3(a) or Section 9.1(b).
          (c) The parties agree that there shall not be any duplication in connection with Damages off-set against the Set-Off Fund or Special Set-Off Fund.
          (d) Notwithstanding anything in this Section to the contrary, if an Indemnified Person would otherwise be entitled to off-set Damages against the Set-Off Fund under Section 9.3(a)(i) in respect of any third party claim for a matter constituting a breach of the representations of Fiberxon contained in Section 2.7(l) or 2.7(m) (an “IP Claim”), then, with respect to the calculation of the amount of such Damages, the costs and expenses incurred by the Indemnified Persons in the defense or settlement of any such IP Claim that may constitute “Damages” (e.g., reasonable legal, expert and consultant fees and expenses) (“Defense Costs”) shall be limited to the amount of such Defense Costs multiplied by the Allocation Factor. The “Allocation Factor” for a particular IP Claim shall mean the quotient obtained by dividing (x) the Fiberxon Responsible Revenues by (y) the sum of the MRV Responsible Revenues plus the Fiberxon Responsible Revenues. For purposes hereof, “Fiberxon Responsible Revenues” shall mean the gross revenues of Fiberxon from the sale prior to the Effective Time of the Fiberxon products that are the subject of such IP Claim; “MRV Responsible Revenues” shall mean the gross revenues of MRV and/or any MRV Affiliate from the sale after the Effective Time of products that incorporate/include Fiberxon’s technology that are the subject of third party claims related to such IP Claim.
          (e) For the purpose of this Article IX only, when determining the amount of Damages suffered as a result of a breach or inaccuracy or a representation or warranty, any such representation or warranty given or made by Fiberxon that is qualified in scope as to materiality (including a Material Adverse Effect of Fiberxon) shall be deemed to be made or given without such qualification. For the purpose of this Article IX only, when determining whether there has been a breach of a representation or warranty, if Damages suffered by an Indemnified Party would equal or exceed $15,000, such breach shall be deemed to be material. The Fiberxon Stockholders shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, Fiberxon, MRV, Submerger, Survivor, the First Merger Surviving Entity or the Second Merger Surviving Entity with respect to any Damages claimed by an Indemnified Party.
     9.4 Set-Off Period. The set-off period (the “Set-Off Period”) shall terminate at 11:59 p.m. Pacific Standard Time on (i) February 28, 2008, if the Luminent IPO has occurred prior to such date, (ii) the date of closing the Luminent IPO, if such date is after February 28, 2008 and prior to the IPO Deadline, or (iii) the date of the IPO Deadline if the Luminent IPO has not occurred prior to such date. Immediately after the expiration of the Set-Off Period, the amount remaining in the Set-Off Fund and Special

Set-Off Fund shall be distributed to the Fiberxon Stockholders according to their respective Pro Rata Portion; provided, however, that a portion of the Set-Off Fund or Special Set-Off Fund which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate, delivered to the Stockholders’ Agent prior to termination of the Set-Off Period shall remain in the Set-Off Fund or Special Set-Off Fund (as the case may be) until such claims have been resolved pursuant to Section 9.5. Any amount held by MRV and not distributed as a result of an unresolved claim contained in any Officer’s Certificate shall be immediately released to the Fiberxon Stockholders upon resolution of such claim in favor of Fiberxon.
     9.5 Procedure for Resolving Set-Off Claims.
          (a) At any time on or before the expiration of the Set-Off Period, MRV may , in connection with claims to the Set-Off Fund or Special Set-Off Fund, deliver to the Stockholder’s Agent a certificate signed by any officer of MRV (an “Officer’s Certificate”): (i) stating that an Indemnified Person has paid, incurred or accrued for Damages, and (ii) specifying in reasonable detail the amount of such Damages, the individual items of Damages included in the amount so stated, the date each such item was paid, incurred or accrued, and the nature of the misrepresentation, breach of warranty or pre-closing covenant, Excess Payment to Dissenting Stockholder(s) or Investigated Allegation to which such item is related. Unless the Stockholders’ Agent objects in writing, within thirty (30) days after receipt of an Officer’s Certificate, to any claim or claims made in such Officer’s Certificate, MRV shall be entitled to recovery from the Set-Off Fund or Special Set-Off Fund (as the case may be) in the amount of the Damages stated in such Officer’s Certificate.
          (b) In case the Stockholders’ Agent shall object in writing to any claim or claims made in any Officer’s Certificate as set forth in Section 9.5(a) above, the Stockholders’ Agent and MRV shall attempt in good faith to resolve all existing disputes and, if practical, agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and MRV should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. MRV shall be entitled to rely on any such memorandum and to pay the Deferred Consideration Payment in accordance with the terms thereof.
          (c) If no such agreement can be reached after good faith negotiations for ninety (90) days after receipt by MRV of the written objection of the Stockholders’ Agent, either MRV or the Stockholders’ Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. MRV and the Stockholders’ Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. In addition, the arbitrators shall be empowered to require any one or more of the parties to bear all or any portion of the costs and fees incurred as a result of the arbitration in the event that the arbitrators determine a party has acted unreasonably or in bad faith in connection with the negotiation or resolution of the underlying claim that is the subject of such arbitration. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.
          (d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures as then in effect. The non-prevailing party to an arbitration (as determined by the arbitrator) shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses including without limitation, reasonable attorneys fees and costs, incurred by the other party to the arbitration. In any arbitration where the Stockholders’ Agent is the non-prevailing party, all such expenses, fees and costs shall be paid out of the Set-Off Amount after all distributions to MRV are made in satisfaction of any such claims and prior to any distribution to the Fiberxon Stockholders.
     9.6 Exclusive Remedy.
          (a) Nothing herein shall limit the liability of any party hereto for any willful breach of any representation, warranty or covenant set forth in this Agreement if the transactions contemplated hereby are not consummated.
          (b) If the transactions contemplated hereby are consummated, following the Effective Time, recovery from the Set-Off Fund, and when applicable, the Special Set-Off Fund shall be the sole and exclusive remedy of the Indemnified Parties for any breaches of this Agreement and any inaccuracy in the representations and warranties contained herein; and no Fiberxon Stockholder shall be liable to any Indemnified Person for any Damages or other remedies arising out of, in connection with, or related to, this Agreement or the Merger, or any representation, warranty, covenant or agreement contained or referred to herein. Notwithstanding any provision of this Agreement to the contrary, the foregoing provisions of this Section 9.6 shall not apply to (i) any breach of the Capitalization Representations, (ii) the IPO Warranty Payment or (iii) fraud.
          (c) If the transactions contemplated hereby are consummated, following the Effective Time, the recovery, initially from the Special Set-Off Fund, and if Damages are in excess of such amount, then from the Set-Off Fund, shall be the sole and exclusive remedy of the Indemnified Party for any Damages arising directly from or relating to the Investigated Allegation.
     9.7 Stockholders’ Agent.
          (a) By virtue of the approval and adoption of this Agreement by the requisite vote of the Fiberxon Stockholders, each Fiberxon Stockholder (other than such Fiberxon Stockholders, if any, holding Dissenter’s Shares) shall be deemed to have agreed to appoint Yoram Snir as the Stockholders’ Agent for and on behalf of the stockholders of the Fiberxon, and she shall be constituted and appointed as such to give and receive notices and communications, to authorize delivery to any Indemnified Person of funds from the Set-Off Fund or Special Set-Off Fund in satisfaction of claims by such Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Set-Off Fund and Special Set-Off Fund from time to time upon not less than ten (10) days’ prior written notice to all of the Fiberxon Stockholders to MRV. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.
          (b) The Stockholders’ Agent shall not be liable to any Fiberxon Stockholder for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Stockholders’ Agent, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders’ Agent shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Agent may engage attorneys, accountants and other professionals and experts. The Stockholders’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Set-Off Fund and the Special Set-Off Fund, if the Set-Off Fund is insufficient, shall be available to the Stockholders’ Agent in order to compensate him or her and to hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
          (c) The Stockholders’ Agent will serve without compensation but will be reimbursed from the Set-Off Fund and the Special Set-Off Fund, if the Set-Off Fund is insufficient, for any expenses incurred or anticipated to be incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of the Stockholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Agent (“Stockholders’ Agent Expenses”). Following the termination of the Set-Off Period and the resolution of all pending claims made by Indemnified Parties for Damages, the Stockholders’ Agent shall have the right to recover Stockholders’ Agent Expenses from the remaining portion of the Set-Off Fund prior to any Distribution to the Stockholders, and prior to any such distribution, shall deliver to MRV a certificate setting forth the Stockholders’ Agent Expenses actually incurred. A decision, act, consent or instruction of the Stockholders’ Agent, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders.
     9.8 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent with respect to the Set-Off Fund or Special Set-Off Fund shall constitute a decision of all of the stockholders of the Fiberxon and shall be final, binding and conclusive upon each and every stockholder of the Fiberxon, and the Stockholders’ Agent and MRV may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every stockholder of the Fiberxon. The Stockholders’ Agent and

MRV are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
     9.9 Third-Party Claims. In the event that an Indemnified Person becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Person reasonably believes may result in a demand against the Set-Off Fund or Special Set-Off Fund MRV shall promptly notify the Stockholders’ Agent of such claim. The Stockholders’ Agent may, at his or her election, undertake and conduct the defense of such Third Party Claim. MRV shall be entitled, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Stockholders’ Agent shall have the right to settle any such claim. Any expenditures by the Stockholders’ Agent in defense of such claim shall constitute Stockholders’ Agent Expenses. If the Stockholders’ Agent does not so elect to undertake and conduct the defense of such Third Party Claim, MRV shall undertake the defense of and use all reasonable efforts to defend such claim and the Stockholders’ Agent shall be entitled to participate in the defense of such claim (including through the use of separate counsel) and MRV shall consult with the Stockholders’ Agent regarding the strategy for defense of such claim, including with respect to MRV’s choice of legal counsel, provided however, that MRV shall have the right in its reasonable discretion to settle any such claim; provided, further, that except with the consent of the Stockholders’ Agent, no settlement by MRV of any such Third Party Claim with third party claimants shall be determinative of the amount of Damages relating to such matter.
     9.10 IPO Warranty Payment. In the event that (a) the Deferred Consideration Payment becomes payable pursuant to Section 8.2(a)(i) and (b) the Luminent IPO Amount is less than $31,500,000, then MRV shall be entitled to a payment from the Fiberxon Stockholders equal to the difference obtained by subtracting (x) the Luminent IPO Amount from (y) $31,500,000 (the “IPO Warranty Payment”), which IPO Warranty Payment shall be satisfied solely by reducing the amount of Deferred Consideration Payment otherwise payable by the amount of the IPO Warranty Payment.
ARTICLE X
GENERAL PROVISIONS
     10.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive until the expiration of the Set-Off Period; provided, however, that the foregoing shall not affect the date the representations and warranties set forth herein are deemed made.
     10.2 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
     “401(k) Plan” means a benefit plan of Fiberxon intended to be the Code Section 401(k) arrangement.
     “Acceleration Event” means each of the following occurrences:
          (a) the sale, transfer or other disposition or liquidation of Luminent or any material portion thereof, or MRV failing to maintain ownership of greater than 50% of the voting power of Luminent’s capital stock;

          (b) a change of control or sale of MRV;
          (c) the announcement by MRV or Luminent of an intention to abandon the Luminent IPO or to delay the Luminent IPO beyond the IPO Deadline.
     “Action of Divestiture” has the meaning set forth in Section 5.8(e).
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common Control with, such specified Person.
     “Agreement” has the meaning set forth in the introductory paragraph.
     “Allocation Factor” has the meaning set forth in Section 9.3(d).
     “Automatic Acceleration Date” has the meaning set forth in Section 8.2(b).
     “Business Day” means any day other than a Saturday or Sunday or a day on which banks in San Francisco, California are closed.
     “California Permit” has the meaning set forth in Section 2.3(c).
     “Capitalization Representation” has the meaning set forth in Section 9.3(a).
     “Certificates” means certificates which immediately prior to the Effective Time represented outstanding shares of Fiberxon Capital Stock as set forth in Section 1.9(c).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing MRV Share Value” means the average of the closing sales prices for one share of MRV Common Stock as reported on The Nasdaq Global Market for the five consecutive Trading Days ending on (and including) the Trading Day that is one Trading Day prior to the Closing Date.
     “COBRA” has the meaning set forth in Section 2.11(a)(i).
     “Code” has the meaning set forth in Section 2.11(a)(ii).
     “Common Per Share Cash Consideration” means the quotient (calculated to five decimal places) obtained by dividing (i) the difference obtained by subtracting (A) the Total Preference Cash Consideration and (B) the aggregate Common Per Share Cash Dividend from (C) the Total Merger Cash by (ii) the Total Fiberxon Participating Shares.
     “Common Per Share Cash Dividend” means the quotient (calculated to five decimal places) obtained by dividing (i) the product obtained by multiplying $2,000,000 by the Liquidation Preference Cash Ratio, by (ii) the total outstanding shares of Fiberxon Common Stock on the Dividend Record Date.

     “Common Per Share Stock Dividend” means the quotient (calculated to five decimal places) obtained by dividing (i) the quotient obtained by dividing (A) the product obtained by multiplying $2,000,000 by the Liquidation Preference Stock Ratio by (B) the MRV Share Value, by (ii) the total outstanding shares of Fiberxon Common Stock on the Dividend Record Date.
     “Common Per Share Stock Consideration” means the quotient (calculated to five decimal places) obtained by dividing (i) the difference obtained by subtracting (A) the Total Preference Stock Consideration, (B) the result of multiplying the number of vested and unvested Fiberxon Options outstanding immediately prior to the Closing by the Option Exchange Ratio, and (C) the aggregate Common Per Share Stock Dividend from (D) the Total Merger Shares by (ii) the Total Fiberxon Participating Shares.
     “Confidentiality Agreement” has the meaning set forth in Section 5.5(c).
     “Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, in each case, that is legally binding.
     “Control” means, , with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Damages” has the meaning set forth in Section 9.3(a).
     “Deductible” has the meaning set forth in Section 9.3(b).
     “Defense Costs” has the meaning set forth in Section 9.3(d).
     “Deferral Notice” has the meaning set forth in Section 8.2(b).
     “Deferred Consideration Payment” means the consideration to be paid or delivered pursuant to Article VIII.
     “DGCL” has the meaning set forth in the recitals.
     “Dissenting Shares” has the meaning set forth in Section 1.9(b).
     “Dissenting Stockholder” has the meaning set forth in Section 1.9(c).
     “Dividend Record Date” shall mean the record date established by the Fiberxon Board for the purpose of paying the dividend described in Section 1.14.
     “DOJ” has the meaning set forth in Section 5.8(a).

     “DOL” has the meaning set forth in Section 2.11(a)(iv).
     “Effect” has the meaning set forth in the definition of Material Adverse Effect.
     “Effective Time” has the meaning set forth in Section 1.3.
     “Employee” has the meaning set forth in Section 2.11(a)(v).
     “End Date” has the meaning set forth in Section 8.2(b).
     “Environmental Laws” means any applicable Legal Requirement which prohibits, regulates or controls Hazardous Materials.
     “ERISA Affiliate” has the meaning set forth in Section 2.11(a)(vii).
     “ERISA” has the meaning set forth in Section 2.11(a)(vi).
     “Excess Payments” has the meaning set forth in Section 1.8(e).
     “Exchange Act” has the meaning set forth in Section 3.6(a).
     “Exchange Agent” has the meaning set forth in Section 1.10(a).
     “Exchange Fund” has the meaning set forth in Section 1.10(b).
     “Exclusivity Agreement” means that certain letter agreement, dated as of December 7, 2006 by and between MRV and Fiberxon.
     “Fairness Hearing Law” has the meaning set forth in Section 2.3(c).
     “Fiberxon” has the meaning set forth in the recitals.
     “Fiberxon Acceleration Notice” has the meaning set for the in Section 8.2(b).
     “Fiberxon Balance Sheet” has the meaning set forth in Section 2.4(a).
     “Fiberxon Board” means the Board of Directors of Fiberxon.
     “Fiberxon Capital Stock” means Fiberxon Common Stock and/or Fiberxon Preferred Stock.
     “Fiberxon Charter Documents” has the meaning set forth in Section 2.1(b).
     “Fiberxon Common Stock” means the common stock, par value $0.001 per share, of Fiberxon.
     “Fiberxon Disclosure Letter” has the meaning set forth in the preamble to Article II.
     “Fiberxon Employee Plan” has the meaning set forth in Section 2.11(a)(vii).

     “Fiberxon Facilities” has the meaning set forth in Section 2.12(a).
     “Fiberxon Indemnified Party” has the meaning set forth in Section 5.13.
     “Fiberxon Intellectual Property” has the meaning set forth in Section 2.7(a)(ii).
     “Fiberxon Leases” has the meaning set forth in Section 2.12(a).
     “Fiberxon Option Plan” means Fiberxon’s 2002 Stock Option Plan, as amended June 19, 2005.
     “Fiberxon Options” means any and all options and other rights to acquire Fiberxon Common Stock, whether issued under the Fiberxon Option Plan or otherwise.
     “Fiberxon Permits” has the meaning set forth in Section 2.8(b).
     “Fiberxon Preferred Stock” means the Fiberxon Series A Preferred Stock, the Fiberxon Series B Preferred Stock and the Fiberxon Series C Preferred Stock.
     “Fiberxon Registered Intellectual Property” has the meaning set forth in Section 2.7(a)(iv).
     “Fiberxon Responsible Revenues” has the meaning set forth in Section 9.3(d).
     “Fiberxon Scheduled Contract” has the meaning set forth in Section 2.14(a).
     “Fiberxon Series A Preferred Stock” means the Series A Preferred Stock of Fiberxon, par value $0.001.
     “Fiberxon Series B Preferred Stock” means the Series B Preferred Stock of Fiberxon, par value $0.001.
     “Fiberxon Series C Preferred Stock” means the Series C Preferred Stock of Fiberxon, par value $0.001.
     “Fiberxon Stock Right” means any subscription, option, warrant, equity securities, partnership interests or similar ownership interest, call, right (including preemptive rights), commitment or agreement of any character to which Fiberxon is a party or by which it is bound obligating Fiberxon to issue, deliver or sell, or cause to be issued, delivered or sold any shares of capital stock, partnership interests or similar ownership interests of Fiberxon or obligating Fiberxon to grant or enter into any of the foregoing arrangements or agreements.
     “Fiberxon Stockholder” means each Person that was a holder of record of Fiberxon Capital Stock immediately prior to the Effective Time, as determined in accordance with the stock transfer records of Fiberxon.

     “Fiberxon Stockholder Approval” shall mean the approval of the Fiberxon Voting Proposal by a vote, or by the written consent, of the requisite holders of the Fiberxon Capital Stock under the Fiberxon Certificate of Incorporation, the DGCL and any other applicable laws.
     “Fiberxon Subsidiary Charter Documents” has the meaning set forth in Section 2.1(b).
     “Fiberxon Support Stockholders” has the meaning set forth in the recitals.
     “Fiberxon Voting Proposal” shall mean the proposal to adopt this Agreement and approve the First Merger.
     “First Certificate of Merger” has the meaning set forth in Section 1.3.
     “First Merger Surviving Entity” has the meaning set forth in Section 1.1(a).
     “First Merger” has the meaning set forth in the recitals.
     “FTC” has the meaning set forth in Section 5.8.
     “Fully Diluted Fiberxon Shares” means the sum of the Total Fiberxon Participating Shares and the total number of outstanding vested and unvested Fiberxon Options as of the time immediately prior to the Closing.
     “Governmental Entity” means any:
          (a) federal, provincial, state, local, municipal, foreign, or other government;
          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
          (c) multi-national organization or body; or
          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Material” means any chemical or substance that has been designated by any Governmental Entity (with jurisdiction over such chemical or substance) to be radioactive, toxic, hazardous, or a pollutant.
     “HSR Act” has the meaning set forth in Section 2.4(c).
     “Information Statement” has the meaning set forth in Section 5.2.
     “Intellectual Property” has the meaning set forth in Section 2.7(a)(i).
     “International Employee Plan” has the meaning set forth in Section 2.11(a)(viii).
     “IP Claim” has the meaning set forth in Section 9.3(d).

     “IPO Deadline” has the meaning set forth in Section 8.2(a).
     “IPO Warranty Payment” has the meaning in Section 9.11.
     “IRS” has the meaning set forth in Section 2.11(a)(ix).
     “Knowledge” means, with respect to any matter in question as of the particular date of determination, (a) with respect to Fiberxon, the actual knowledge as of such date of the directors and officers of Fiberxon; and (b) with respect to MRV, the actual knowledge as of such date of the directors and executive officers of MRV.
     “Legal Proceedings” has the meaning set forth in Section 2.9.
     “Legal Requirements” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including, without limitation, any business or other regulatory licenses required for WFOEs in the PRC.
     “Liens” has the meaning set forth in Section 2.1(c).
     “Liquidation Preference Cash Ratio” means the quotient (calculated to five decimal places) obtained by dividing (i) the Total Merger Cash by (ii) the sum of (A) the Total Merger Cash plus (B) the product obtained by multiplying the Total Merger Shares by the MRV Share Value.
     “Liquidation Preference Stock Ratio” means the difference obtained by subtracting the Liquidation Preference Cash Ratio from one (1).
     “Luminent” means Luminent, Inc., a wholly-owned subsidiary of MRV.
     “Luminent IPO” means the initial public offering of Luminent Common Stock, which offering is firmly underwritten by an investment bank of national standing, and following which offering the Luminent Common Stock is listed for trading on the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.
     “Luminent IPO Amount” means the amount equal to 9.0% of the product obtained by multiplying (x) the price per share to the public in the Luminent IPO, less the underwriting discount per share, in each case as set forth on the cover page of the final prospectus, by (y) total number of shares of Luminent Common Stock outstanding immediately prior to the effectiveness of the agreement between Luminent and the underwriters (or equivalent group), the purpose of which is to sell and distribute shares of Luminent to the public in the Luminent IPO, calculated on a fully-diluted basis, according to the treasury method. If, as of the date of calculation, the Luminent IPO has not yet occurred, the Luminent IPO Amount shall be equal to zero.
     “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (each an “Effect”) that, individually or in the aggregate with other such Effects, is or could reasonably be expected to be (i) materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) would materially impede the ability of such party to consummate the transaction contemplated by this Agreement; provided, however, that for purposes of subsection (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (A) the decrease in such entity’s stock price in and of itself or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself (it being understood that this clause (A) shall not exclude or in any way limit any facts and circumstances that cause any change in stock price or any failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections from being deemed to be (or from being taken into account in determining) a Material Adverse Effect), or (B) any Effect on the business of the entity and its Subsidiaries taken as a whole to the extent resulting from (x) the public announcement of the transactions contemplated hereby (including any actions by customers or competitors, loss of personnel or customers or the delay or cancellation of orders for services and products, in each case resulting from the public announcement of the transaction contemplated hereby), (y) changes affecting the software industry generally or (z) changes affecting the United States economy generally (it being understood that clauses (y) and (z) shall not exclude, in the case of a Material Adverse Effect with respect to either party, any change affecting the software industry generally and the United States economy generally that materially and disproportionately impacts such party). With respect to Fiberxon only, a net asset value (calculated as net assets less net liabilities calculated in accordance with GAAP and the past practice of Fiberxon) of less than US$27,000,000 (excluding the effect of (i) transactions costs and expenses, (ii) the cash bonus paid to employees pursuant to 5.10(e), and (iii) the dividend pursuant to Section 1.14) shall constitute a Material Adverse Effect on Fiberxon.
     “Material Divestiture” has the meaning set forth in Section 5.8(d).
     “Merger Cash” means cash consideration paid or payable pursuant to Section 1.7.
     “Merger Consideration” means, collectively, the Merger Shares and the Merger Cash.
     “Merger Shares” means the shares of MRV Common Stock issued pursuant to Section 1.7.
     “Merger Written Consent” has the meaning set forth in Section 5.4(c).
     “Mergers” has the meaning set forth in the recitals.
     “MRV” has the meaning set forth in the introductory paragraph.
     “MRV Acceleration Notice” has the meaning set forth in Section 8.2(b).
     “MRV Balance Sheet” has the meaning set forth in Section 3.4(b).
     “MRV Base Shares” means the quotient obtained by dividing $82,000,000 by the MRV Share Value.

     “MRV Common Stock” has the meaning set forth in Section 3.2(a)(i).
     “MRV Disclosure Letter” has the meaning set forth in the preamble to Article III.
     “MRV Financials” has the meaning set forth in Section 3.4(b).
     “MRV Intellectual Property” has the meaning set forth in Section 3.14(a).
     “MRV Maximum Shares” means the number of shares equal to product obtained by multiplying (i) the total number of shares of MRV Common Stock outstanding immediately prior to the effectiveness of the First Merger (which, for purposes of clarity, includes shares actually outstanding only, and does not include shares of MRV Common Stock issuable upon exercise or conversion of outstanding options, warrants, convertible securities or other derivatives relating to MRV Common Stock) by (ii) 0.1999; provided, that in no event shall the MRV Maximum Shares exceed the maximum aggregate number of shares that may be issued by MRV without stockholder approval in accordance with applicable rules of the Nasdaq Stock Market.
     “MRV Permits” has the meaning set forth in Section 3.8(b).
     “MRV Registered Intellectual Property” has the meaning set forth in Section 3.14(a).
     “MRV Reserved Shares” has the meaning set forth in Section 5.11.
     “MRV Responsible Revenues” has the meaning set froth in Section 9.3(d).
     “MRV SEC Reports” has the meaning set forth in Section 3.6(a).
     “MRV Share Value” means $3.87.
     “Multiemployer Plan” has the meaning set forth in Section 2.11(a)(x).
     “Officer’s Certificate” has the meaning set forth in Section 9.5(a).
     “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (I) the quotient obtained by dividing (A) the sum of (i) the product obtained by multiplying (a) the quotient obtained by dividing (x) $82,000,000 less the sum of (1) the product obtained by multiplying the Total Preference Stock Consideration by the MRV Share Value and (2) the product obtained by multiplying $2,000,000 by the Liquidation Preference Stock Ratio, by (y) the MRV Share Value by (b) the Closing MRV Share Value, (ii) the value of the aggregate Deferred Consideration Payment as of the Effective Time, and (iii) an amount equal to the Total Merger Cash less the sum of (1) that portion of the Total Merger Cash payable as Total Preference Cash Consideration and (2) the product obtained by multiplying $2,000,000 by the Liquidation Preference Cash Ratio, by (B) Fully Diluted Fiberxon Shares by (II) the Closing MRV Share Value.
     “Ordinary Course of Business” means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (B) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (C) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in substantially similar lines of business as such Person.
     “Pension Plan” has the meaning set forth in Section 2.11(a)(xi).
     “Per Share Deferred Consideration Payment” means the amount in cash or MRV Common Stock equal to the result of dividing the Deferred Consideration Payment determined as set forth in Section 8.3 and Section 9.10 by the Total Fiberxon Participating Shares, .
     “Permits” has the meaning set forth in Section 2.8(b).
     “Permitted Liens” means (i) statutory Liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (iv) such minor restrictions, defects, irregularities or imperfections of title or Liens as do not materially adversely effect the use of the subject property or asset.
     “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     “PRC” means the People’s Republic of China.
     “Pro Rata Portion” has the meaning set forth in Section 9.2.
     “PTO” has the meaning set forth in Section 2.7(b).
     “Registered Intellectual Property” has the meaning set forth in Section 2.7(a)(iii).
     “Restricted Merger Shares” means the Merger Shares which are, immediately following the Effective Time, subject to forfeiture, divestment or a repurchase right in favor of MRV pursuant to a Stock Restriction Agreement or other agreement.
     “Restricted” means, with respect to outstanding shares of Fiberxon Capital Stock or Merger Consideration, that such shares or Merger Consideration are subject to a contractual right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Merger Consideration, or both.
     “Restructuring” has the meaning set forth in the recitals.
     “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.
     “Second Certificate of Merger” has the meaning set forth in Section 1.3.
     “Second Merger Surviving Entity” has the meaning set forth in Section 1.1(b).
     “Second Merger” has the meaning set forth in the recitals.
     “Securities Act” has the meaning set forth in Section 2.3(c).
     “Series A Liquidation Preference” means $0.4726.
     “Series A Per Share Cash Consideration” means the product (calculated to five decimal places) obtained by multiplying the Liquidation Preference Cash Ratio by the Series A Liquidation Preference.
     “Series A Per Share Stock Consideration” means the quotient (calculated to five decimal places) obtained by dividing (i) the product obtained by multiplying the Liquidation Preference Stock Ratio by the Series A Liquidation Preference by (ii) the MRV Share Value.
     “Series B Liquidation Preference” means $0.6305.
     “Series B Per Share Cash Consideration” means the product (calculated to five decimal places) obtained by multiplying the Liquidation Preference Cash Ratio by the Series B Liquidation Preference.
     “Series B Per Share Stock Consideration” means the quotient (calculated to five decimal places) obtained by dividing (i) the product obtained by multiplying the Liquidation Preference Stock Ratio by the Series B Liquidation Preference by (ii) the MRV Share Value.
     “Series C Liquidation Preference” means $1.0397.
     “Series C Per Share Cash Consideration” means the product (calculated to five decimal places) obtained by multiplying the Liquidation Preference Cash Ratio by the Series C Liquidation Preference.
     “Series C Per Share Stock Consideration” means the quotient (calculated to five decimal places) obtained by dividing (i) the product obtained by multiplying the Liquidation Preference Stock Ratio by the Series C Liquidation Preference by (ii) the MRV Share Value.
     “Set-Off Fund” has the meaning set forth in Section 9.1.
     “Set-Off Period” has the meaning set forth in Section 9.4.
     “Special Set-Off Fund” has the meaning set forth in Section 9.1(b).
     “Soliciting Materials” has the meaning set forth in Section 5.4(b).

     “Stockholders’ Agent” has the meaning set forth in Section 7.3(h)(i).
     “Stockholders Agent Expenses” has the meaning set forth in Section 9.7(c).
     “Submerger” has the meaning set forth in the introductory paragraph.
     “Subsidiary” has the meaning set forth in Section 2.1(a).
     “Support Stockholder Merger Written Consent” has the meaning set forth in the recitals.
     “Surviving Entity” has the meaning set forth in Section 1.1(b).
     “Survivor” has the meaning set forth in the recitals.
     “Tax Returns” has the meaning set forth in Section 2.6(b).
     “Tax” or “Taxes” has the meaning set forth in Section 2.6(a).
     “Third Party Claim” has the meaning set forth in Section 9.9.
     “Threshold” has the meaning set forth in Section 9.3.
     “Total Fiberxon Common Shares” shall mean the total number of shares of Fiberxon Common Stock issued and outstanding immediately prior to the Effective Time of the First Merger (which, for purposes of clarity, shall not include shares issuable upon exercise of Fiberxon Options or conversion of Fiberxon Preferred Stock).
     “Total Fiberxon Participating Shares” shall mean the sum of the Total Fiberxon Common Shares plus the Total Fiberxon Preferred Shares.
     “Total Fiberxon Preferred Shares” shall mean the aggregate number of shares of Fiberxon Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger.
     “Total Merger Cash” the dollar amount equal to the sum of (i) $17,000,000 plus (ii) the product obtained by multiplying (A) the amount, if any, by which the MRV Base Shares exceeds the MRV Maximum Shares by (B) the MRV Share Value plus (iii) the positive difference, if any, obtained by subtracting (A) $2,000,000 from (B) the aggregate exercise price for the sum of all Vested Fiberxon Options that (1) are outstanding immediately prior to the Effective Time of the First Merger and (2) were exercised during the period beginning on December 7, 2006 and ending on the Closing Date.
     “Total Merger Shares” means that number of shares of MRV Common Stock equal to the lesser of (i) the MRV Base Shares or (ii) the MRV Maximum Shares.
     “Total Preference Cash Consideration” means the sum of (i) the product obtained by multiplying (A) the Series A Per Share Cash Consideration by (B) the number of shares of Fiberxon Series A Preferred Stock outstanding immediately prior to the Effective Time of the First Merger plus (ii) the product obtained by multiplying (A) the Series B Per Share Cash Consideration by

(B) the number of shares of Fiberxon Series B Preferred Stock outstanding immediately prior to the Effective Time of the First Merger plus (iii) the product obtained by multiplying (A) the Series C Per Share Cash Consideration by (B) the number of shares of Fiberxon Series C Preferred Stock outstanding immediately prior to the Effective Time of the First Merger.
     “Total Preference Stock Consideration” means the sum of (i) the product obtained by multiplying (A) the Series A Per Share Stock Consideration by (B) the number of shares of Fiberxon Series A Preferred Stock outstanding immediately prior to the Effective Time of the First Merger plus (ii) the product obtained by multiplying (A) the Series B Per Share Stock Consideration by (B) the number of shares of Fiberxon Series B Preferred Stock outstanding immediately prior to the Effective Time of the First Merger plus (iii) the product obtained by multiplying (A) the Series C Per Share Stock Consideration by (B) the number of shares of Fiberxon Series C Preferred Stock outstanding immediately prior to the Effective Time of the First Merger.
     “Trading Day” means a day on which trades occur on The Nasdaq Stock Market and for which a last sale price is reported for MRV Common Stock.
     “Trading Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, Nasdaq Capital Market, or any national securities exchange, market or trading or quotation facility on which MRV Common Stock is listed or quoted.
     “US GAAP” has the meaning set forth in Section 2.4(a).
     “Vest” or “Vesting” means (a) with respect to an option, such option becoming freely exercisable without subsequent risk of forfeiture of shares exercised, and (b) with respect to Merger Shares that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and “Vested” (a) with respect to options, refers to the portion of shares underlying such option which are exercisable, and (b) with respect to Restricted Merger Shares, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.
     “Voting Agreement” has the meaning set forth in Section 2.2.
     “WFOE” means wholly foreign owned enterprise formed under the laws of the PRC.
     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to MRV or Submerger or Survivor, to:
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Attention: Noam Lotan
                  Kevin Rubin
Telephone No.: (818) 773-0900
Telecopier No.: (818) 407-5656
          with a copy to:
Luminent, Inc.
20550 Nordhoff Street
Chatsworth, CA 91311
Attention: Near Margalit
Telephone No.: (818) 773-9044
Telecopier No.: (818) 773-0261
          with a copy to:
Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Boulevard, 7th Floor
Los Angeles, CA 90067
Attention: Mark Klein
                   Shoshannah Katz
Telephone No.: (310) 552-5000
Telecopy No.: (310) 552-5001
     (b) if to Fiberxon, to:
Fiberxon, Inc.
5201 Great America Parkway, Suite 350
Santa Clara, CA 95054
Attention: Chief Executive Officer
Telephone No.: (408) 562-6288
Telecopy No.: (408) 562-6289

          with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Carmen Chang
                  Martin W. Korman
                  Scott Anthony
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811
     (c) if to Stockholders’ Agent, to:
Yoram Snir
c/o Greylock Partners
2929 Campus Drive, Suite 400
San Mateo, CA 94403
Telephone No.: (650) 493-5525
Telecopy No.: (650)493-5575
     10.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
     10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Fiberxon Disclosure Letter and the MRV Disclosure Letter: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the Exclusivity Agreement; it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except (a) the persons specified in Section 5.13; (b) upon the contribution or assignment by MRV of the shares of capital stock of Survivor to Luminent, Luminent.

     10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.9 Governing Law; Forum Selection.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
          (b) Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.
     10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided, however, upon consummation by MRV of a contribution or assignment of the shares of capital stock of Survivor to Luminent, MRV may assign all or any portion of its rights and interests in this Agreement to Luminent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.12 Waiver of Jury Trial. EACH OF MRV, SUBMERGER AND FIBERXON HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF MRV, SUBMERGER OR FIBERXON IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     10.13 Time is of the Essence. The parties hereby agree that time is of the essence in connection with this Agreement.
     10.14 Legal Representation. The parties’ respective legal rights and obligations and the practical and legal effects of this Agreement have been fully explained to each of the parties by his or her respective counsel, and each party acknowledges that it has sought and obtained independent legal advice from counsel of its own selection; that each fully understands its legal rights and obligations; and that having had such advice and with such knowledge, each party clearly understands and assents to all the provisions hereof and each of them is signing this Agreement freely and voluntarily.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

MRV COMMUNICATIONS, INC.

By:	/s/ Noam Lotan

Name: Noam Lotan
Title: President and Chief Executive Officer

LIGHTHOUSE TRANSITION CORPORATION

By:	/s/ Kevin Rubin

Name: Kevin Rubin
Title: President and Chief Executive Officer

LIGHTHOUSE ACQUISITION CORPORATION

By:	/s/ Near Margalit

Name: Near Margalit
Title: President and Chief Executive Officer

FIBERXON, INC.

By:	/s/ Li Hsu

Name: Li Hsu
Title: President and CEO

Solely for purposes of Articles VIII and IX:
YORAM SNIR, AS STOCKHOLDERS’ AGENT

By:	/s/ Yoram Snir

Name: Yoram Snir

EXHIBIT A
FIBERXON SUPPORT STOCKHOLDERS
Apax WW Nominees Limited AE5
Greylock XI Limited Partnership
Jafco Asia Technology Fund
Starry Holdings Limited
Sumitomo Corporation Equity Asia Limited
UTStarcom, Inc.

EXHIBIT B
SUPPORT STOCKHOLDER MERGER WRITTEN CONSENT

FIBERXON, INC.
IRREVOCABLE CONSENT IN LIEU OF A SPECIAL
MEETING OF STOCKHOLDERS
     The undersigned, being the holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon of Fiberxon, Inc., a Delaware corporation (the “Company”), in lieu of holding a special meeting of the stockholders of the Company, do hereby take the following actions and adopt the following resolutions by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, which written consent is irrevocable. The undersigned waive notice of any meeting to consider the matters incorporated in the resolutions and consent to their approval without a meeting as permitted by the General Corporation Law of the State of Delaware.
     Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Merger Agreement (as defined below).
     WHEREAS, the Board of Directors of the Company (the “Board”) has recommended to the stockholders of the Company to adopt and approve the Agreement, the Merger and the Amendment (as each such term is defined below).
     RESOLVED, that effective immediately upon, without any further action on the part of the Company or the Company’s stockholders, the issuance of the California Permit (as defined in the Merger Agreement described below), but only if the California Permit is issued, the stockholders adopt each of the following resolutions:
     I. AGREEMENT AND PLAN OF MERGER
WHEREAS, the Board has unanimously approved an Agreement and Plan of Merger in substantially the form provided to stockholders together with this consent (the “Merger Agreement”), by and among the Company, MRV Communications, Inc., a Delaware corporation (“Buyer”), Lighthouse Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Lighthouse Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Survivor”), and Yoram Snir, as stockholder representative (the “Representative”);
WHEREAS, pursuant to the terms and provisions of the Merger Agreement, Merger Sub would be merged with and into the Company (the “First Merger”) with the Company being the corporation surviving the First Merger and becoming a wholly owned subsidiary of Buyer and immediately thereafter (pursuant to an integrated plan) the Company shall be merged with and into Survivor (such second merger, the

“Second Merger” and, together with the First Merger, the “Mergers”) with Survivor being the corporation surviving the Second Merger;
WHEREAS, the Board approved the Merger Agreement and deems it advisable to recommend the submission of the Merger Agreement to the stockholders for their consideration and approval;
WHEREAS, the Board recommends that the stockholders approve, adopt and ratify the Merger Agreement and approve the First Merger and the Second Merger; and
WHEREAS, the undersigned stockholders deem it to be in the best interests of the Company and its stockholders for the Company to consummate the Mergers pursuant to the terms of the Merger Agreement.
NOW, THEREFORE BE IT RESOLVED, that the stockholders hereby approve, adopt and ratify the Merger Agreement and approve the First Merger and the Second Merger.
II. STOCKHOLDER REPRESENTATIVE
RESOLVED, that the appointment of Yoram Snir as the Stockholder Representative to act on behalf of the stockholders in accordance with the terms and provisions of the Merger Agreement be, and hereby is, in all respects approved.
RESOLVED, that pursuant to the terms of the Merger Agreement, the reimbursement and indemnification of the Stockholder Representative by the stockholders of the Company from amounts available in the Set-Off Fund be and hereby is, in all respects adopted and approved.
III. AMENDMENT TO CERTIFICATE OF INCORPORATION
     WHEREAS, the Board declared the advisability of the following proposed amendment to the Certificate of Incorporation (the “Amendment”) and directed that the Amendment be considered for adoption by the holders of the outstanding shares of the Company’s capital stock necessary to adopt such amendment pursuant to Article IV, Section 4 of the Company’s Certificate of Incorporation.
     RESOLVED, that Article IV, Section B of the Company’s Certificate of Incorporation shall be amended by adding the following as new paragraphs thereto:

2A. Notwithstanding the provisions of this Section 2, only in the event the Corporation and MRV Communications, Inc., a Delaware corporation, and certain of its affiliates (“MRV”), consummate a merger whereby the Corporation merges with and into Lighthouse Transition Corporation, a wholly owned subsidiary of MRV, with the Corporation surviving such merger (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of January 25, 2007, by and among Corporation, Lighthouse Transition Corporation, Lighthouse Acquisition Corporation and MRV (the “Merger Agreement”), the Board of Directors of the Corporation shall be entitled to pay, or cause to be paid, in preference to and without paying a dividend to the holders of outstanding shares of Preferred Stock, a dividend to the holders of outstanding shares of Common Stock of the Corporation entitling such holders to the consideration set forth in Section 1.14 of the Merger Agreement.
     3H. Notwithstanding the provisions of this Section 3, only in the event the Corporation and MRV consummate the Merger, paragraphs 3A, 3B and 3C shall not apply and each holder of the capital stock of the Corporation shall be entitled to receive, in lieu of the amounts provided for in paragraphs 3A, 3B and 3C, the rights provided to such holder of capital stock in Article I of the Merger Agreement.
     IV. OMNIBUS RESOLUTIONS
RESOLVED, that all acts and deeds heretofore done by any director or officer of the Company intended to carry out the intent of the foregoing resolutions are hereby ratified and approved in all respects.
     The action taken by this consent shall have the same force and effect as if taken at a special meeting of the holders of the issued and outstanding shares of capital stock of the Company entitled to vote thereon duly called and constituted pursuant to the Bylaws of the Company and the laws of the State of Delaware. By executing this action by written consent of stockholders, each undersigned stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such stockholder in favor of the above resolutions.
     Pursuant to the provisions of Section 228(c) of the General Corporation Law of the State of Delaware, each corporate action referred to herein shall be effective upon the execution of this consent by a sufficient number of holders of the Company’s capital stock authorized to vote and to take each of the actions set forth in this consent and upon the delivery of this consent, within sixty

(60) days of the earliest dated consent, to an officer or agent of the Company having custody of the book in which proceedings of the stockholders’ meetings are recorded.
     This action by written consent of stockholders may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing. This action by written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

NOTICE TO STOCKHOLDER PROVIDING WRITTEN CONSENT
FOR YOUR CONSENT TO BE VALID:
1. YOU ARE REQUESTED TO PLEASE DATE THIS WRITTEN CONSENT,
AND
2. YOU ARE REQUESTED TO PLEASE INCLUDE ALL 4 PAGES OF THIS CONSENT IF YOU ARE PROVIDING
YOUR CONSENT BY FAX (+(650) 493-6811 ATTN: LIANG TANG), OR BY EMAIL (ltang@wsgr.com).

STOCKHOLDER

(Signature)

(Print Name)

(Print title if signing on behalf of an entity)

Date

EXHIBIT C
MERGER WRITTEN CONSENT
Form to be agreed by the Parties.

EXHIBIT D
FORM OF AFFILIATES LETTER
FIBERXON, INC.
MRV COMMUNICATIONS, INC.
LUMINENT, INC.
Ladies and Gentlemen:
     The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of FIBERXON, INC., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of Rule 144 or paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the "SEC”), promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of January ___, 2007 (the “Merger Agreement”) among the Company, MRV COMMUNICATIONS, INC. (“MRV”) and others, MRV is acquiring the Company through a merger of one of its subsidiaries with and into the Company and then merging the surviving entity of the first merger with and into another subsidiary of MRV (the "Mergers”).
     The undersigned represents, warrants and covenants to the Company and MRV and Luminent, Inc., MRV’s subsidiary, that:
     A. The undersigned shall not make any sale, transfer or other disposition of shares of MRV Common Stock or any other securities of MRV or Luminent that the undersigned receives in connection with or as a result of the Mergers including through the exercise of options (the “Merger Securities”) in violation of the Securities Act or the Rules and Regulations.
     B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the undersigned’s counsel or counsel for the Company, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of the Merger Securities.
     C. The undersigned has been advised that, at the time the Merger is submitted for a vote or consent of the stockholders of Company, the undersigned may be deemed an affiliate of the Company.
     D. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of the Company, MRV, Luminent and the Surviving Entity (as defined in the Merger Agreement) and will be relied upon by such companies and their respective counsel.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours, MRV COMMUNICATIONS, INC.
By:
Name:

Accepted this __ day of ___________, 2007

By:

Name:
Title:

EXHIBIT E
FORM OF NON-COMPETE AGREEMENT
     This Agreement is dated as of                     , 2007, and is between Li Hsu, Ying (Jack) Lu, Rang-chen Yu, Szu-Chun Wang and Chao (Charpen) Zhang (the “Stockholder”) and MRV Communications, Inc. (“MRV”).
     (a) The Stockholder is a stockholder of FIBERXON, INC., a Delaware corporation with its principal place of business in the State of California, United States of America (the “Company”).
     (b) The Stockholder is the                      [include title] of the Company.
     (c) The Company, through its wholly-owned subsidiaries organized and has principal manufacturing operations and facilities in the People’s Republic of China and sales and marketing facilities in the State of California and throughout the United States of America (the “Specified Geographic Area”), is engaged in the development, manufacture and sales of optical transceivers that forms various parts of communication networks used for telecommunications, data and television applications, (such activities being referred to herein as the “Business Activities”).
     (d) MRV proposes to purchase from the Stockholder and the other stockholders of the Company under an Agreement and Plan of Merger dated as of January _, 2007 (the “Merger Agreement”), all of the issued and outstanding shares of capital stock of the Company.
     (e) In light of the Stockholder’s ownership of outstanding shares of capital stock of the Company, his position with the Company and his contributions in the past to the growth and development of the Company and its affiliates, one of the conditions to the consummation by MRV of the transactions contemplated by the Merger Agreement is that the Stockholder enter into this Agreement for the purpose of preserving for MRV’s benefit the goodwill, proprietary rights and going concern value of the Company, its subsidiaries and its affiliates, and to protect MRV’s and the Company’s business opportunities. MRV considers this Agreement integral to the transactions contemplated by the Merger Agreement, and would not consummate such transactions without the Stockholder’s execution of this Agreement.
     NOW, THEREFORE, for the purposes of inducing MRV to consummate the transactions contemplated in the Merger Agreement and to preserve the goodwill, proprietary rights and going concern value of the Company, and to protect MRV’s and the Company’s business opportunities, the parties agree as follows:
          (i) The Stockholder acknowledges that the trade secrets, private or secret processes as they exist from time to time, and confidential information concerning products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers or suppliers of the Company and its affiliates, as well as information relating to the management, operation or planning of the Company and its affiliates (the “Proprietary Information”) are valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which have been gained by virtue of the Stockholder’s position and involvement with the Company. In light of the highly competitive nature of the industries in which the Company and its affiliates conduct their businesses, the Stockholder agrees that all Proprietary Information shall be considered confidential. In recognition of this fact, the Stockholder agrees that he will not, during and after the term of this Agreement, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, and he will not make use of any Proprietary Information for his own purposes or for the benefit of any person or entity (except the Company and its affiliates) under any circumstances.
          (ii) In order further to protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which the Company, its subsidiaries and its affiliates conduct their businesses, and to protect MRV’s and the Company’s business opportunities, the Stockholder further agrees he or she will not, during and for the period commencing with the date hereof and ending on the date that is two years after such date and provided that MRV, its subsidiaries or any person or entity deriving title from MRV to the Company or its Business Activities conducts like Business Activities in the Specified Geographic Area will not, directly or indirectly:
          (A) engage in any Business Activities in the Specified Geographic Area whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise in the Specified Geographic Area.
          (B) directly or indirectly engage in any Business Activities (other than on behalf of the Company or its affiliates) by providing services or supplying products to any customer with whom the Company or its subsidiaries have done any business in the Specified Geographic Area, whether as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.
          (C) assist others in engaging in any of the Business Activities that are prohibited to the Stockholder.
          (D) induce or attempt to induce employees of the Company, MRV, Luminent, Inc., MRV’s subsidiary (“Luminent”) or any of their affiliates to engage in any activities hereby prohibited to the Stockholder or to terminate their employment.
     It is expressly understood and agreed that although the Stockholder and MRV consider the restrictions contained in each of subsections 2(A) through (D) above to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its affiliates, and to protect MRV’s and the Company’s business opportunities, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 1 or this Section 2 is an unenforceable restriction on the activities of the Stockholder, the provisions of Section 1 or this Section 2 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Section 1 or this Section 2 or any remedy provided in Section 3 of this Agreement is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of Section 1 or this Section 2 shall in no respect limit or otherwise affect the obligations of the Stockholder under other agreements with MRV, Luminent or the Company.
          (iii) The Stockholder acknowledges and agrees that MRV’s remedy at law for a breach or threatened breach of any of the provisions of Sections 1 or 2 of this Agreement would be inadequate that in the event of such breach or threatened breach injunctive relief would be appropriate. It is understood and agreed that the existence of such breach or threatened breach shall be determined by a court of competent jurisdiction and nothing contained herein shall be deemed an admission by the Stockholder that such breach or threatened breach has occurred. Nothing herein contained shall be construed as prohibiting MRV from pursuing, in addition, any other remedies available to it for any such breach or threatened breach. The waiver by MRV of a breach of any provision of this Agreement by the Stockholder shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Stockholder.
          (iv) This Agreement shall not be assignable by either party except by the Company to any subsidiary or affiliate of MRV or the Company or to any successor in interest to the Company’s or MRV’s business, including, without limitation, Luminent.
          (v) This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of law; provided, however, that if a court of competent jurisdiction determines with respect to Stockholder that this Agreement or any provision hereof is not subject to California law, then the law of the jurisdiction in which such court so determines to be applicable shall govern and if no such determination is made, the law of Stockholder’s legal residence shall govern.
          (vi) The parties acknowledge that the provisions of this Agreement are for the benefit of MRV, Luminent and the Company, and may be enforced by any of such corporations or their assignees as permitted by Section 4.
          (vii) Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand and receipt is acknowledged by the party to whom said notice shall be directed, or if mailed by certified or registered mail with postage prepaid with return receipt requested, or sent by express courier service, charges prepaid by shipper, addressed as follows (or to such other address as a party is directed pursuant to written notice from the other party):

     If to MRV to:
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Attention: Noam Lotan
                  Kevin Rubin
Telephone No.: 818-773-0900
Telecopier No.: 818-773-0906
     If to the Stockholder to:      [                ]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MRV COMMUNICATIONS, INC.

By:

Name:
Title:

[STOCKHOLDER]

EXHIBIT F
FORM OF OPINIONS OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP
     Opinions of counsel for MRV, Submerger and Survivor to be delivered pursuant to Section 6.2(f) (“Additional Conditions to the Obligations of Fiberxon”) of the Agreement. Capitalized terms herein shall, unless the context indicates otherwise, have the same meanings as in the Agreement. Any reference in one section hereof to another section or a schedule attached to the Agreement shall be deemed to incorporate the matters addressed in such referenced section or schedule. To be provided with reference to such assumptions and qualifications that are customary in opinion letters of this kind:
     1. Each of MRV, Submerger and Survivor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MRV has the corporate power to own, lease and operate its properties and conduct its business as described in its Annual Report on Form 10-K for the year ended [December 31, 2005 included in the SEC Reports/December 31, 2006 filed with the SEC on ___, 2007]1.
     2. MRV is qualified as a foreign corporation and is in good standing in the State of California.
     3. Each of MRV, Submerger and Survivor (a) has the corporate power to execute, deliver, and perform its obligations under the Merger Agreement, (b) has taken all corporate action necessary to authorize the execution, delivery, and performance of the Merger Agreement by it, and (c) has duly executed and delivered the Merger Agreement.
     4. The Merger Agreement is a valid and binding obligation of each of MRV, Submerger and Survivor, enforceable against them in accordance with its terms.
     5. The execution and delivery by MRV, Submerger and Survivor of the Merger Agreement, and the performance by each of them of its obligations under the Merger Agreement, do not violate the Certificate of Incorporation or By-laws, each as amended to date, of any of them.
     6. The execution and delivery by MRV, Submerger and Survivor of the Merger Agreement, and the performance by MRV, Submerger and Survivor of its obligations under the Merger Agreement, do not violate (a) the General Corporation Law of the State of Delaware or (b) any applicable statute, rule, or regulation of the State of California.
     7. The execution and delivery by MRV of the Merger Agreement, and performance by MRV of its obligations under the Merger Agreement, do not require MRV, Submerger or Survivor to obtain any approval by or make any filing with any governmental authority under the General Corporation Law of the State of Delaware, or any statute, rule, or regulation of the State of California or the United States other than (a) other than approvals and filings previously obtained or made and in full force and effect; (b) the filing of one or more Forms 8-K with the SEC under the Exchange Act in compliance with the Rules and

[1]	If filed before Effective Time insert 2006 10-K.

Regulations as result of the consummation of the transactions contemplated by the Merger Agreement; (c) the filing the Merger Agreement and Schedules with the SEC as exhibits to reports MRV is required to file with the SEC in accordance with applicable provisions of the Merger Agreement and under Section 13 or 15(d) under the Exchange Act; and (d) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of Delaware.
     8. The issuance of the shares of MRV Common by MRV to be issued in connection with the First Merger has been duly authorized by all requisite corporate action of MRV. When issued in accordance with the Merger Agreement and upon completion of the Mergers, such shares will be validly issued, fully paid and nonassessable.
     We also advise you, pursuant to Section 6.2(f) of the Merger Agreement, that as of                     , 20072 we were not engaged by MRV, Submerger or Survivor to give substantive attention, in the form of legal consultation or representation, to any action or proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing, against the MRV, Submerger or Survivor that seeks to enjoin the performance or affect the enforceability of the Merger Agreement or the consummation of the transactions thereunder.

[2]	Insert effective date of K&L Gates internal procedures.

EXHIBIT G
FORM OF LEGAL OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.
     Opinions of counsel for Fiberxon to be delivered pursuant to Section 6.3(h) (“Additional Conditions to the Obligations of MRV”) of the Agreement. Capitalized terms herein shall, unless the context indicates otherwise, have the same meanings as in the Agreement. Any reference in one section hereof to another section or a schedule attached to the Agreement shall be deemed to incorporate the matters addressed in such referenced section or schedule. To be provided with reference to such assumptions and qualifications that are customary in opinion letters of this kind:
     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to carry out its business as currently conducted.
     2. The Company is qualified as a foreign corporation and is in good standing in the State of California.
     3. The Company has the corporate power to execute and deliver the Agreement and to carry out and perform its obligations under the terms of the Agreement.
     4. All corporate action on the part of Fiberxon, its directors and shareholders necessary for the authorization, execution and delivery of the Agreement by Fiberxon and the performance by Fiberxon of its obligations under the Agreement has been taken.
     5. The Agreement has been duly and validly executed and delivered by Fiberxon and constitutes a valid and binding obligation of Fiberxon, enforceable against Fiberxon in accordance with its terms.
     6. The execution and delivery by Fiberxon of the Agreement, the performance by Fiberxon of its obligations under the Agreement do not violate any provision of the Certificate of Incorporation (as amended to date) or bylaws (as amended to date) of Fiberxon, in each case, in effect immediately prior to the Effective Time, or any provision of any applicable federal or state law, rule or regulation known to us to be customarily applicable to transactions of this nature.
     7. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Fiberxon in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Delaware Law, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

     8. To our knowledge, there are no actions or proceedings of any governmental authority pending against Fiberxon, which specifically challenge the validity of the Agreement or the transactions contemplated thereby.

EXHIBIT H
FORM OF LEGAL OPINION OF KING AND WOOD
     Form of opinion to be reasonably acceptable to MRV and its counsel.